Exhibit T3C.1

ATTORNEY WORK PRODUCT

HOMER CITY GENERATION, L.P.

8.137% Senior Secured Notes due 2019

8.734% Senior Secured Notes due 2026

INDENTURE

Dated as of [            ], 2012

THE BANK OF NEW YORK MELLON

as Trustee and Collateral Agent

This INDENTURE dated as of [            ], 2012, is by and between HOMER CITY GENERATION, L.P., a Delaware limited partnership, and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”) and Collateral Agent.

The Company and the Trustee and Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 2019 Notes and for the equal and ratable benefit of the Holders of the 2026 Notes:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

“2019 Notes” means the Company’s 8.137% Senior Secured Notes due 2019.

“2026 Notes” means the Company’s 8.734% Senior Secured Notes due 2026.

“Acceptable Credit Provider” means a U.S. or U.S. branch of a foreign bank or trust company that (a) has a combined capital and surplus of at least $1 billion whose long term unsecured debt is rated “A3” or higher by Moody’s or “A-” or higher by S&P and (b) is exempt from SEC registration under Section 3(a)(2) of the Securities Act.

“Accounts Receivables” means “Accounts” as defined in Article 9 of the Uniform Commercial Code.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“After-Acquired Property” means any assets or property of the Company or any Subsidiary of the Company acquired after the Issue Date that is intended to constitute Collateral hereunder and under the Security Documents.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Permit” means any material Permit, including any zoning, environmental protection, pollution, sanitation, FERC, safety, siting or building Permit, (a) that is necessary at any given time in light of the stage of development, construction or operation of the Facilities or Facility Site to acquire, operate, maintain, repair, own or use the Facilities or Facility Site or to sell electricity therefrom, or (b) that is necessary so that none of the Collateral Agent or the Trustee nor any Affiliate of any of them may be deemed by any Governmental Authority to be subject to regulation under any applicable law relating to electric utilities, generators, wholesalers or retailers, in each case, as a result of the operation of the Facilities or the sale of electricity therefrom.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of assets (including by way of a sale/leaseback transaction) of the Company or any Subsidiary of the Company, or

(b) the issuance or sale of Equity Interests of any Subsidiary (other than to the Company or another Subsidiary of the Company) other than directors’ or other legally required qualifying shares or Disqualified Stock otherwise permitted to be issued pursuant to this Indenture.

in each of (a) and (b), whether in a single transaction or a series of related transactions and other than Permitted Asset Sales.

“Asset Sale Proceeds Account” means, collectively (i) a deposit account of the Company into which the Net Proceeds of Asset Sales of Working Capital Facility Collateral are deposited and (ii) a deposit account of the Company into which the Net Proceeds of Asset Sales of Notes Collateral are deposited.

“Authorized Officer” means, with respect to any Person, its Chairman of the Board, its President, its Chief Financial Officer, any Senior Vice President, any Vice President, its Treasurer or any other Person authorized by the General Partner or pursuant to the Transaction Documents or any resolution of the Board of Directors of such Person.

“Bank Collateral Agent” means General Electric Capital Corporation and any successor under the Working Capital Facility, or if there is no Working Capital Facility, the “Bank Collateral Agent” designated pursuant to the terms of the Lenders Debt.

“Bank Lender” means any lender or holder of Indebtedness under the Working Capital Facility or, if there is no Working Capital Facility, any lender or holder of Lenders Debt.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors, or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means (a) in respect of a corporation, the board of directors of the corporation, or any duly authorized committee thereof; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (c) in respect of any other Person, the board or committee of that Person serving an equivalent function.

“Board Resolution” of a Person means a copy of a resolution certified by the secretary or an assistant secretary (or individual performing comparable duties) of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“BOP Agreements” means construction agreements for the Facilities and other contracts and purchase orders (including purchase orders requested from the EPC Contractor) that pertain to construction work and other services in support of the Project, pursuant to which the balance of construction for the Facilities and installation work and other services (that are not defined within the scope of the EPC Agreement) will be performed by the contractors party thereto in connection with the installation and construction of pollution control equipment.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at any time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capital Stock” means

(a) in the case of a corporation, corporate stock or shares;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means any of the following:

(a) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(b) Investments in eurodollar time deposits, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(e) Investments in securities maturing not more than 360 days after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s; and

(f) Investments in mutual funds whose investment guidelines restrict substantially all of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above.

“Cash Rate” shall have the meaning set forth in paragraph 1 of each of the Notes.

“Change of Control” means the occurrence of any of the following:

(a) the sale, lease, conveyance or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, if any, taken as a whole, to any Person other than a Permitted Holder; or

(b) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company (directly or through the acquisition of voting power of Voting Stock of any direct or indirect Parent); or

(c) the Permitted Holders hold less than 50.1% of the Voting Stock of the Company at any time prior to Substantial Completion of Units 1 and 2 of the Facilities;

provided that the Company may, on a single occasion, designate one transaction or series of related transactions that would otherwise constitute a Change of Control as an “Exempted Change of Control Transaction”, which shall not constitute a Change of Control for purposes of this Indenture, if:

(1) the Working Capital Facility has been or will be repaid and terminated prior to or in connection with the transaction giving rise to the Exempted Change of Control Transaction; and any one of the following conditions in clause (2) below has been met:

(2) (A) the Project Cost Threshold has been reached on or prior to the consummation of the transaction giving rise to the Exempted Change of Control Transaction; the proposed transferee or surviving entity commits to complete the Project on the timeline contemplated by the EPC Agreement; and the Company’s Board of Directors has reasonably determined in good faith that such transferee or surviving entity has the reasonable financial wherewithal to do so; or

(B) the Project Cost Threshold has been reached on or prior to the consummation of the transaction (or series of related transactions) giving rise to the Exempted Change of Control Transaction and after giving effect to such transaction or transactions, the Permitted Holders shall not have sold, conveyed or otherwise transferred in the aggregate to any Person or group (as set forth above), other than to one or more Permitted Holders, more than 51% of the Voting Stock of the Company held by them, in the aggregate, as of the Issue Date; provided, that, until Substantial Completion of both Units 1 and 2 of the Facilities, any sale, conveyance or other transfer, in whole or in part, by the Permitted Holders of more than 51% of the Voting Stock of the Company held by them in the aggregate as of the Issue Date to any Person or group (other than any Permitted Holder) shall constitute a Change of Control hereunder (and, for the avoidance of doubt, after Substantial Completion of both Units 1 and 2 of the Facilities, any sale, conveyance or other transfer by the Permitted Holders at any time and from time to time of all or any portion of the remaining shares of Voting Stock of the Company held by them shall not constitute a Change of Control hereunder); or

(C) Substantial Completion for both Units 1 and 2 of the Facilities have occurred.

“Clearstream” means Clearstream Banking S.A. and any successor thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the Notes Collateral and the Working Capital Facility Collateral.

“Collateral Agent” means The Bank of New York Mellon, in its capacity as collateral agent hereunder and under the Notes Security Documents, and any successor thereto in such capacity.

“Company” means Homer City Generation, L.P., and any successor thereto.

“Contractor Equipment” means all of the equipment, materials, apparatus, structures, tools, supplies and other goods provided and used by the EPC Contractor or its subcontractors for performance of the Work but which is not intended to be incorporated into, or used in connection with operation of, the Facilities.

“Controlled Group” means all corporations which are members of a controlled group of corporations within the meaning of Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and 1563(e)(3)(C) and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001 of ERISA.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee located at The Bank of New York Mellon, 101 Barclay Street, New York, New York, 10286, Attention: Corporate Trust Division, Facsimile: 212-815-5704, or such other address as to which the Trustee may give notice to the Holders and the Company.

“Custodian” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(c) as Custodian with respect to the Notes, and any and all successors thereto appointed as custodian hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Debt Service” means the principal, interest, fees, costs, expenses, indemnities and any other amounts, in each case, payable in respect of the Notes.

“Debt Service Coverage Ratio” means, as of the applicable Restricted Payment Date, a ratio the numerator of which is Net Cash Flow for the most recently ended four fiscal quarters for which financial statements have been furnished pursuant to Sections 4.03(a) and 4.03(d), taken as one accounting period, and the denominator of which is the Debt Service payable during the twelve month period beginning on such Restricted Payment Date.

“Debt Service Reserve Account” means an account established by the Company and maintained with the Collateral Agent for purposes of funding the Debt Service Reserve Amount, as and when required pursuant to Section 4.14 hereof.

“Debt Service Reserve Amount” means the principal, interest, fees, costs, expenses, indemnities, and any other amounts in each case required to be paid in cash in respect of the Notes on the next Payment Date.

“Debt Service Reserve Letter of Credit” means that letter of credit maintained at any time by the Company in favor of the Trustee for the benefit of the holders of the Notes.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 or 2.10 hereof, in substantially the form of Exhibits A-1 and A-2 hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03(b) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Discharge of Revolving Credit Obligations” means “Discharge of Revolving Credit Obligations” as such term is defined in the Intercreditor Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than upon the occurrence of a change of control or an asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon the occurrence of a change of control or an asset sale), in whole or in part, in each case at any time on or prior to the date that is 91 days after the earlier of the Stated Maturity or the date the Notes are no longer outstanding, provided, however, that (a) only the portion of such Capital Stock which so matures or is mandatorily redeemable or is redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (b) with respect to any Capital Stock issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s terminations, resignation, death or disability and (c) if any class of Capital Stock of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock, such Capital Stock shall not be deemed to be Disqualified Stock.

“Environmental Claim” means any administrative, regulatory or judicial action, fee, cause of action, obligation, suit, liability, loss, damage, proceeding, decree, judgment, penalty, fine, demand, demand letter, order, directive, claim (including any claim involving liability in tort, strict, absolute or otherwise), lien, sanction, notice of noncompliance or violation, citation, warning, complaint, investigation, legal or consultant fee or expense, or cost of investigation or proceeding, relating in any way to any Environmental Law, or arising from the actual or alleged presence or release of any Hazardous Material (hereinafter “Liabilities”) including and regardless of the merit of such Liability, any and all Liabilities for (a) investigation, assessment, abatement, correction, enforcement, mitigation, cleanup, removal, response, remediation or other activities related to the actual or alleged presence or release of Hazardous Materials, (b) damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief related to violations of Environmental Law or the actual or alleged presence or release of Hazardous Materials, or (c) any alleged or actual injury or threat of injury to human health, safety, natural resources or the environment in connection with a violation of Environmental Law or the actual or alleged presence or release of Hazardous Materials.

“Environmental Laws” means all federal, state and local statutes, laws, ordinances, codes, rules, regulations, consent decrees, administrative orders, administrative directives, injunctions, deed restrictions, applicable judgments and any other legally enforceable requirements of any Governmental Authority relating to regulating or imposing liability or standards of conduct concerning Hazardous Materials, public health, safety or the environment or natural resources, as have been, are now, or may at any time hereafter be in effect.

“EPC Agreement” means the Turnkey Engineering, Procurement and Construction Agreement, dated as of April 2, 2012 between the EPC Agreement Obligor and the EPC Contractor, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“EPC Agreement Obligor” means EFS Homer City, LLC, a Delaware limited liability company and an indirect Subsidiary of General Electric Capital Corporation, and any successors or assigns under the EPC Agreement.

“EPC Contractor” means Kiewit Power Constructors Co.

“Equipment” means all of the equipment, materials, apparatus, structures, tools, supplies, goods and other items provided by the EPC Contractor and its subcontractors that are installed or incorporated into the equipment, services and utilities completed as part of the services and Work to be provided or caused to be provided by or through the EPC Agreement or otherwise form or are intended to form part of the Work and Project contemplated by the EPC Agreement and shall not include Contractor Equipment.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear systems, and any successor thereto.

“Event of Force Majeure” means the occurrence of an event beyond the control of the Person claiming the benefit of such Event of Force Majeure, due to fire, flood, explosion, action of the elements, acts of God, accidents, strikes, lockouts or other labor trouble, insurrections, riots, or other civil disturbances, war, enemy action, or acts, demands or requirements of any Governmental Authority, or other causes of like nature, in each case, which (or the effect of which) such Person could not reasonably be expected to avoid.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exempted Change of Control Transaction” has the meaning set forth in the definition of Change of Control in this Section 1.01.

“Facilities” means the Homer City Electric Generating Station and the adjacent coal cleaning facility, together with all other assets associated therewith and ancillary thereto located on the Facility Site and owned directly or indirectly by the Company or any of its Subsidiaries, including, without limitation, Units 1, 2 and 3.

“Facility Site” means the parcels of land situated in Center Township and Blacklick Township, Indiana County, Pennsylvania, owned directly or indirectly by the Company or any of its Subsidiaries.

“FERC” means the Federal Energy Regulatory Commission of the United States or any successor or predecessor agency thereto.

“Fitch” means Fitch Ratings Ltd.

“GAAP” means generally accepted accounting principles in the United States of America, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP.

“General Partner” means EFS HC GP, LLC, a Delaware limited liability company.

“Global Note Legend” means the legend set forth in Section 2.06(b), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the global Notes in the form of Exhibits A-1 and A-2 hereto issued in accordance with Article 2 hereof.

“Governmental Authority” means any nation or government or any political subdivision thereof, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means any guarantee of the Obligations of the Company under this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.

“Guaranteed Substantial Completion Date” means “Guaranteed Substantial Completion Date,” as defined in the EPC Agreement.

“Guarantor” means any Person that incurs a Guarantee with respect to the Notes in accordance with the terms of this Indenture.

“Hazardous Materials” means:

(a) any “hazardous substance,” as defined by any Environmental Law;

(b) any “hazardous waste,” as defined by any Environmental Law;

(c) any petroleum product (including crude oil or any fraction thereof); or

(d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, force or substance (including polychlorinated biphenyls, urea formaldehyde insulation, asbestos or radioactivity) that is regulated, prohibited or restricted pursuant to any Environmental Laws or that could give rise to an Environmental Claim.

“Hedging Obligations” means, as to any Person, the net payment Obligations of all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement entered into by such Person in order to protect against fluctuations in interest rates, commodities or exchange rates, either generally or under specific contingencies, and, in any event, not for speculative purposes.

“Holder” means a Person in whose name a Note is registered in the Security Register.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and accrued liabilities arising in the ordinary course of business); (d) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured); (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all Hedging Obligations; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (i) all contingent liabilities appearing on the consolidated balance sheet of such Person; (j) all obligations of such Person in respect of Disqualified Stock; and (k) all Indebtedness of any other Person of the type referred to in clauses (a) through (j) guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable; provided, however, that, for the avoidance of doubt, Indebtedness shall not include the Company’s obligation to reimburse Parent or any of its Affiliates for certain fees and expenses pursuant to Sections 2.2 and 2.5 of Homer City Funding LLC’s Plan of Reorganization under Chapter 11 of Title 11 of the United States Code.

“Indenture” means this instrument, as originally executed or as it may from time to time be supplemented or amended in accordance with Article 9 hereof.

“Independent Engineer” means a nationally recognized independent engineering and consulting firm which has substantial experience in appraising facilities similar to the Facilities, which, as Independent Engineer, will independently review the technical aspects of the project, analyze the contractual structure and create financial projections.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of [            ], 2012, by and between General Electric Capital Corporation, in its capacity as collateral agent under the Working Capital Facility, and The Bank of New York Mellon, not in its individual capacity, but solely in its capacity as Trustee and Collateral Agent under this Indenture, as the same may be amended from time to time.

“Inventory” means “Inventory” as defined in Article 9 of the Uniform Commercial Code.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees or other Obligations), advances of assets or capital contributions (excluding commission, travel and entertainment, moving and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means [DATE].

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city which the Corporate Trust Office of the Trustee is located or any other place of payment on the Notes are authorized by law, regulation or executive order to remain closed.

“Lenders Debt” means any (a) Indebtedness outstanding from time to time under the Working Capital Facility, (b) all Obligations with respect to such Indebtedness and any Hedging Obligations directly related to any Lenders Debt and (c) all cash management obligations incurred with any Bank Lender (or their affiliates).

“Lien” means with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Significant Subsidiary to perform or comply with its obligations under the Indenture, the Notes or the Notes Security Documents, (c) the validity or enforceability of any of the Indenture, the Notes, or the Notes Security Documents, the Liens granted thereunder, or the material rights and remedies of the parties thereto, (d) the priority of the Liens on the Collateral or the Guarantees, taken as whole, or (e) with respect to the Company’s interest in the Facilities, the residual value or remaining useful life of the Facilities.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business of Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as such term is defined in Section 4001(a)(3) of ERISA.

“Net Cash Flow” means, for any period, on a consolidated basis, (a) all Revenues for such period, minus (b)(i) all fuel, plant operations and administrative and general expenses of the Company, (ii) capital expenditures of the Company (other than capital expenditures that are funded with equity contributions or Subordinated Indebtedness), (iii) all fees paid by the Company relating to any financing activities, and (iv) all taxes paid, and tax distributions made pursuant to Section 4.14(b)(iii) hereof, by the Company, in each case during such period and as determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form, net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes and tax distributions paid or payable as a result thereof, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required to be paid as a result of such transaction (including to obtain any required consent therefor), and any deduction of appropriate amounts to be provided by the Company or any Subsidiary of the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or such Subsidiary of the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“New Source Review” means the New Source Review (NSR) permitting program established by Congress as part of the Clean Air Act Amendments of 1977 and promulgated by the United States Environmental Protection Agency on July 1, 2011 as part of a federal implantation plan.

“Non-Core Assets” means any property or assets of the Company or any Subsidiary of the Company the sale of which, in the aggregate, would not cause either (i) the generating capacity at the Facilities to fall below 1790 megawatts or (ii) the heat rate at the Facilities to exceed 10,500 btu/kWh with respect to Unit 1 or Unit 2 and 10,710 btu/kWh with respect to Unit 3.

“Non-Current Capacity Payments” means as of any date, payments not due within 45 days with respect to the offering by the Company or any of its Subsidiaries of generation capacity in bilateral arrangements or in organized markets such as the so-called “capacity market” in PJM.”

“Notes” means the 2019 Notes and the 2026 Notes and, more particularly, means any Note (including PIK Notes) authenticated and delivered under this Indenture, as amended from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture. For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to Notes of the applicable series. For purposes of this Indenture, all references to “principal amount” of the Notes shall include any PIK Notes issued in respect thereof as a result of a PIK Payment.

“Notes Collateral” means any and all of the assets and property, other than the Working Capital Facility Collateral, of the Company, the EPC Agreement Obligor and each Subsidiary of the Company subject or purported to be subject, from time to time, to a Lien under the Notes Security Documents.

“Notes Security Documents” means the Security Documents to which the Collateral Agent is a party.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

“Officers’ Certificate” means a certificate, in form and substance reasonably satisfactory to the Trustee, signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

“Operating Threshold” means the Facilities are operating at a monthly average availability factor of at least 80%.

“Opinion of Counsel” means a written opinion, in form and substance reasonably satisfactory to the Trustee, from legal counsel who is acceptable to the Trustee and which meets the requirements of Section 13.05 hereof. Subject to the foregoing sentence, the counsel may be an employee of or counsel to the Company or any Affiliate of the Company.

“Parent” means any direct or indirect parent company of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively, and, with respect to DTC, shall include Euroclear and Clearstream.

“Payment Date” shall have the meaning set forth in paragraph 1 of each Note.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to Title IV of ERISA, and to which any member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA or having an obligation to contribute under Section 4212 of ERISA.

“Permit” means any action, approval, certificate, consent, waiver, exemption, variance, order, permit, authorization, right or license of or from, and any filing with a Governmental Authority.

“Permitted Asset Sales” means:

(a) Sales of inventory (including, but not limited to, fuel), products, emission allowances and/or credits and other similar dispositions and sales of obsolete or worn out equipment, energy, capacity and ancillary services, in the ordinary course of business consistent with Prudent Industry Practice; provided, however, that with respect to sales or dispositions of emission allowances and/or credits, actions taken in compliance with the following guidelines shall be deemed to be “in the ordinary course” and in accordance with Prudent Industry Practice:

•

Emission allowances and/or credits that have been allocated to the Facilities which may be applied by the Facilities at any time during the 365 day period following the date of the proposed sale (the “Allowance Year”) may be sold, traded, pledged or otherwise disposed of at any time unless an Event of Default has occurred and is continuing;

•

Emission allowances and/or credits beyond the Allowance Year may only be sold, traded, pledged or otherwise disposed of if (i) no Event of Default has occurred and is continuing, and (ii) the amount of allowances and/or credits allocated or reasonably expected to be allocated to the Facilities for such years is in excess of the amount of allowances and/or credits reasonably estimated by the Company to be required by the Facilities to operate in such years at the Company’s projected level of operations, such that the amount of allowances and/or credits sold, traded, pledged or otherwise disposed of is reasonably expected by the Company to be surplus to the needs of the Facilities for such year or years;

•

Emission allowances and/or credits may be useable in any year if, simultaneous with any sale or other disposition, the Company purchases allowances and/or credits issued with respect to another year but which allowance and/or credit is useable in the same year as the year of the allowance and/or credit that was sold, such that after giving effect to such sale and purchase, the Facilities have available for use the same amount of allowances and/or credits for the relevant year as it did prior to such sale and purchase;

•

Transactions may be entered into with counterparties which have at least two of the following three credit ratings: at least BBB- from S&P; at least Baa3 from Moody’s; and at least BBB- from Fitch, whereby the Company transfers title to an allowance and/or credit to such counterparty in return for such counterparty’s agreement to transfer back to the Company an identical allowance and/or credit at an agreed future date that is prior to the date by which the Facilities will need such allowance and/or credit for its operations; and

•	Emissions allowances and/or credits that a Governmental Authority requires the Company to forfeit in association with New Source Review proceedings or any settlement related thereto.

(b) Restricted Payments of Non-Core Assets permitted by Section 4.14 hereof and Permitted Investments made with Non-Core Assets;

(c) any transaction permitted under Section 5.01 hereof;

(d) any disposition of Non-Core Assets with a fair market value of less than $10.0 million in any single transaction or series of related transactions; provided, however, that the aggregate fair market value of all dispositions made pursuant to this clause (d) shall not exceed $50.0 million;

(e) any transfer of assets to any Wholly Owned Subsidiary of the Company acquired or formed in compliance with Section 4.13 hereof;

(f) the granting of Liens not prohibited by Section 4.10 or the foreclosure, condemnation or any similar action on any property or assets; and

(g) sales or other dispositions of cash and Cash Equivalents.

“Permitted Businesses” means any business conducted by the Company or any Subsidiary of the Company on the Issue Date and any other businesses reasonably related, ancillary or complementary thereto, or any reasonable extension thereof, and any activities reasonably incidental thereto, including, for the avoidance of doubt, the business of ownership or leasing, as applicable, operation, maintenance and output marketing of the Facilities and the generation of income therefrom.

“Permitted Holders” means General Electric Capital Corporation and any of its Wholly Owned Subsidiaries.

“Permitted Investments” means (a) any Investment in the Company or any Wholly Owned Subsidiary of the Company acquired or formed in compliance with Section 4.13 hereof; (b) any Investment by the Company or any Wholly Owned Subsidiary of the Company in a Person, if as result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company, or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer and the Company complies with Section 4.13 hereof; (c) Investments received (i) in settlement of debt created in the ordinary course of business and owing to the Company or any Subsidiary of the Company, (ii) in satisfaction of judgments or foreclosure, (iii) in exchange for any other Investment or accounts receivable held by the Company or any Subsidiary of the Company in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such Investment or account receivable, or (iv) as non-cash consideration in connection with a Permitted Asset Sale; (d) Investments represented by Hedging Obligations entered into (i) for the purpose of fixing a rate of interest on floating rate Indebtedness of the Company, so long as such Hedging Obligations relate to Indebtedness otherwise permitted to be incurred by the Company hereunder and (ii) in connection with Permitted Trading Activities; (e) Investments existing on the Issue Date and any extension, modification or renewal thereof, so long as the amount of such extension, modification or renewal does not exceed the greater of the original amount of such Investment and the value of such Investment on the date of such extension, modification or renewal; (f) obligations issued or guaranteed as to principal and interest (including money market securities) by (i) the United States of America or (ii) any agency thereof for which its obligations are backed by the full faith and credit of the United States of America, and certificates evidencing ownership of the right to the payment of the principal of and interest on such obligations, provided that such obligations are held in the custody of an Acceptable Credit Provider in a special account separate from the general assets of such custodian; (g) certificates of deposit or other interest-bearing obligations of the Collateral Agent, and Acceptable Credit Provider or other bank with long-term unsecured debt rated either “AAA” by S&P or “Aaa” by Moody’s, or “A” or higher by S&P and “A2” or higher by Moody’s; (h) commercial paper, money market securities and other corporate debt securities rated, on the date of purchase, “A-1” by S&P or “P-1” by Moody’s or higher for securities with original maturities of less than one year and “AAA” by S&P and “A2” or higher by Moody’s, for securities with original maturities of one year or greater and maturing not more than one year from the date of acquisition thereof; (i) any Investment by the Company or a Wholly Owned Subsidiary of the Company in a Person engaged in a Permitted Business, provided that any such Investment, taken together with all Investments made pursuant to this clause (i), shall not exceed $30,000,000 in the aggregate at any one time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), (j) guarantees permitted under Section 4.08 and 4.09 hereof; (k) Trading Activities permitted under Section 4.28 hereof; and (l) any Investment by the Company or any Wholly Owned Subsidiary of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Wholly Owned Subsidiary of the Company) of, Capital Stock of the Company (and any distribution, loan or advance of such net cash proceeds to any Parent for such purpose) or out of contributions to the equity capital of the Company.

“Permitted Liens” means (a) all Liens and security interests securing the Notes, Permitted Refinancing Indebtedness with respect to such Notes and any obligations with respect to such Notes and Permitted Refinancing Indebtedness; (b) Liens and security interests securing Obligations under the Working Capital Facility, provided that such Liens are subject to the Intercreditor Agreement and only extend to the Working Capital Facility Collateral; (c) Liens for Taxes, water, sewage, license, permit or inspection fees either not yet due and payable or being contested in good faith by appropriate proceedings (and in respect of which adequate reserves have been established on the financial statements in accordance with GAAP); (d) construction materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts either not overdue for a period of not more than 30 days or being contested in good faith by appropriate proceedings (and in respect of which adequate cash reserves have been set aside) so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facilities; (e) Liens arising solely by order of a court or tribunal or other Governmental Authority (or by any agreement of similar effect) so long as such Lien is being contested in good faith and is appropriately bonded or reserved against and any appropriate legal proceedings that may have been initiated for review of such order have not been finally terminated or the period within which such proceeding may be initiated has not expired; (f) applicable zoning and building regulations and ordinances from time to time in effect which do not affect the use, operation or maintenance of the Facilities except to an insignificant extent; (g) the interest of a lessee in the Facilities under a permitted lease entered into in the ordinary course of business; (h) Liens, easements, encumbrances, restrictions, defects or irregularity of title that in the aggregate are not substantial in amount and do not materially detract from the value of the Facilities or the Facility Site and do not materially impair the use, operation or maintenance of the Facilities or the Facility Site; and (i) Liens and title exceptions on the Facilities existing on the Issue Date and set forth on Schedule 4.10.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium (including reasonable tender premiums) necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Trading Activities” means Trading Activities that, in each case, conform with the trading guidelines established from time to time on behalf of the Company. Notwithstanding the foregoing, no Trading Activity shall constitute a “Permitted Trading Activity” if it is a speculative Trading Activity.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” shall have the meaning set forth in paragraph 1 of each Note.

“PIK Interest Period” shall have the meaning set forth in paragraph 1 of each Note.

“PIK Notes” means additional Notes issued under this Indenture on the same terms and conditions as the Notes issued on the Issue Date in connection with a PIK Payment. For purposes of this Indenture, all references to “PIK Notes” shall include the Related PIK Notes.

“PIK Payment” means an interest payment with respect to the Notes made by issuing PIK Notes.

“PJM” means PJM Interconnection LLC, a regional transmission organization.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same Indebtedness as that evidenced by such particular Note; and any Note authenticated and delivered under Section 2.07 in lieu of a lost, destroyed or stolen Note shall be deemed to evidence the same Indebtedness as the lost, destroyed or stolen Note.

“Proceeds” means all “proceeds” (as defined in Article 9 of the Uniform Commercial Code), including any payment or property received on account of any claim secured by Collateral in any Insolvency or Liquidation Proceeding (each of which as defined in the Intercreditor Agreement).

“Project” means all equipment, services and utilities related thereto which must be completed as part of the Scope of Work, all of which shall be designed, constructed, assembled, erected, commissioned, started, tested and otherwise completed by, or through, the EPC Contractor in strict accordance with the provisions of the EPC Agreement.

“Prudent Industry Practice” means any of the practices, methods, standards and acts (including but not limited to the practices, methods, standards and acts engaged in or approved by a significant portion of the electric power generation industry in the United States) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety and expedition, and which practices generally conform to applicable law and governmental approvals.

“Recovery Event” means any settlement of or payment of $5.0 million or more in respect of (a) any property or casualty insurance claim relating to the Facilities or (b) any seizure, condemnation, confiscation or taking of, or requisition of title or use of, the Facilities or any part thereof by any Governmental Authority.

“Redemption Premium” means, as of any time, (a) with respect to any 2019 Notes, (i) the excess (if any) of the redemption prices (expressed as a percentage) then applicable to such 2019 Notes, as set forth in Section 3.07(a)(i), over 100%, times (ii) the outstanding principal amount of such 2019 Notes and (b) with respect to any 2026 Notes, (i) the excess, if any, of the redemption prices (expressed as a percentage) then applicable to such 2026 Notes, as set forth in Section 3.07(a)(ii), over 100%, times (ii) the outstanding principal amount of such 2026 Notes. For example, the Redemption Premium on $200,000,000 principal amount of 2019 Notes as of the Issue Date through August 1, 2013 would be $30,000,000, reducing to $15,000,000 for the period August 2, 2013 through August 1, 2014, $7,000,000 for the period August 2, 2014 through August 1, 2015, and thereafter $0; with like amounts as the respective Redemption Premiums on $200,000,000 principal amount of 2026 Notes.

“Regular Record Date” for the interest payable on any Payment Date means the applicable date specified as a “Record Date” on the face of the Note.

“Reinvestment Notice” means a notice executed by an Authorized Officer of the Company to the Collateral Agent and the Trustee relating to a Recovery Event (a) setting forth in reasonable detail the nature of the proposed restoration or replacement relating to such Recovery Event and the estimated cost and time to complete such restoration or replacement and (b) stating that (i) no Default or Event of Default has occurred and is continuing, (ii) such restoration or replacement is technologically and economically feasible, (iii) the net cash proceeds of such Recovery Event, together with other resources available to the Company, are sufficient to pay the estimated cost of completing such restoration or replacement and (iv) the Company has sufficient resources (through business interruption insurance or otherwise) to pay all principal and interest projected to become due and payable with respect to the Notes prior to the completion of such restoration or replacement.

“Related PIK Notes” means, with respect to a Note, (a) each PIK Note issued in connection with a PIK Payment on such Note and (b) each additional PIK Note issued in connection with a PIK Payment on a Related PIK Note with respect to such Note.

“Requirement of Law” means, as to any Person, the organizational documents of such Person, and any law (including any Environmental Law), treaty, rule, regulation, judgment, decree, injunction, writ or order of any court, arbitration board of any Governmental Authority and any rule, regulation, order, ordinance, license or permit of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject. When used with respect to the Collateral Agent, the term “Responsible Officer” will have a corresponding meaning.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment Date” means, for each fiscal quarter for the Company and its Subsidiaries, the date that financial statements and the Compliance Certificate for the most recently ended four fiscal quarters have been furnished in accordance with Sections 4.03(a) and 4.03(d) or, if such day is not a Business Day, the next succeeding Business Day.

“Restricted Payments” means the making of any of the following:

(a) distributions in respect of the Equity Interests in the Company in cash, property, securities or obligations (other than additional Equity Interests (other than Disqualified Stock) of the same type);

(b) any other payments or distributions on account of payments of interest, the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of any portion of any Equity Interest in the Company or of any warrants, options or other rights to acquire any such Equity Interest (or to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to fair market or equity value of the Company);

(c) any payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(d) any Restricted Investment.

“Revenues” means, for any period, (a) the Company’s consolidated revenues for such period as determined in accordance with GAAP, plus (b) proceeds from (i) any business interruption insurance and (ii) any litigation or arbitration awards relating to the Facilities received during such period, plus (c) investment income on amounts in any accounts, including accounts required to be maintained in accordance with the Transaction Documents, and minus (d) accounts receivables that remain outstanding more than 45 days at the end of such period.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

“Scope of Work” means the services and Work to be provided, or caused to be provided, by or through the EPC Contractor under the EPC Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of [            ], 2012, between the Company and the Collateral Agent.

“Security Documents” means the Security Agreement, other security agreements, pledge agreements, mortgages, collateral assignments, the Intercreditor Agreement and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral as contemplated hereunder.

“Significant Subsidiary” means any Subsidiary that qualifies at such time as a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC under the Securities Act (as such regulation is in effect on the Issue Date).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness (including, without limitation, a scheduled repayment or a scheduled sinking fund payment), the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment hereof.

“Subordinated Indebtedness” means any Indebtedness which is expressly subordinate in right of payment to the Notes pursuant to written agreement.

“Subsidiary,” with respect to any Person, means (a) any corporation, partnership or limited liability company or other entity (other than a partnership, joint venture, limited liability company or similar entity) of which the outstanding Capital Stock having at least a majority of the votes entitled (without regard to the occurrence of any contingency) to be cast in the election of directors, managers or trustees thereof shall at the time be owned or controlled, directly or indirectly, through one or more intermediaries, by such Person or (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Substantial Completion” means “Substantial Completion,” as defined in the EPC Agreement, shall have occurred thereunder, and the EPC Contractor has certified, and the EPC Agreement Obligor has approved, such certification.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations thereunder.

“Trading Activities” means (a) the daily or forward purchase and/or sale, or other acquisition or disposition, of wholesale electric energy, capacity, transmission rights, emissions allowances and/or credits, weather derivatives and/or related commodities, either physical or financial, (b) the daily or forward purchase and/or sale, or other acquisition or disposition, of fuel, mineral rights and/or related commodities, including swaps, options and swaptions, either physical or financial, (c) electric energy-related tolling transactions, as seller of tolling services, or (d) other similar electric industry activities consistent with industry activities conducted by similarly situated industry participants in the ordinary course of their business from time to time, in each case consistent with risk management activities adopted on behalf of the Company.

“Transaction Documents” means the documents set forth on Schedule 1.01 hereto.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean such successor Trustee.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the applicable jurisdiction. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code as in effect from time to time.

“Unit” means any one of Unit 1 or Unit 2 or Unit 3 at the Facilities.

“U.S. Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of that Person’s Board of Directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to a Subsidiary of any Person, a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the times be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Work” means the obligations of the EPC Contractor under the EPC Agreement.

“Working Capital Facility” means the Credit Agreement, dated as of the Issue Date, between the Company and General Electric Capital Corporation, as administrative agent and collateral agent, together with any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof (collectively, “refinancing”) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including (without limitation) any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder, alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders or investors.

“Working Capital Facility Collateral” means any and all of the following property and assets of the Company and its Subsidiaries to the extent constituting Collateral, whether now existing or hereafter arising or acquired:

(a)(i) Accounts Receivable; (ii) Inventory; and (iii) all deposit accounts, securities accounts and commodity accounts into which Proceeds from the property and assets described in the foregoing clauses (i) and (ii) are deposited;

(b) all Proceeds (including, without limitation, insurance proceeds) of the property and assets described in the foregoing clause (a); and

(c) all books and records with respect to the foregoing (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (a) and (b));

provided that (x) any of the foregoing to the extent constituting Proceeds of real estate, Equipment (as defined in Article 9 of the Uniform Commercial Code), Fixtures (as defined in Article 9 of the Uniform Commercial Code), and intellectual property shall not be Working Capital Facility Collateral, (y) any Accounts or Inventory constituting Non-Current Capacity Payments or constituting Proceeds of Non-Current Capacity Payments shall not be Working Capital Facility Collateral and (z) any books and records to the extent pertaining to the items in preceding sub clauses (x) and (y) (including all books, databases, customer lists and records, whether tangible or electronic, to the extent pertaining to the items in subclauses (x) and (y)) shall not constitute Working Capital Facility Collateral.

Other Definitions

Term	Defined in Section
“Acceleration Notice”	6.02
“Affiliate Transaction”	4.12
“Asset Sale Offer”	4.11
“Authentication Order”	2.02
“Compliance Certificate”	4.03
“Covenant Defeasance”	8.03
“defeasance trust”	8.04
“Delay Amendment”	3.07
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.11
“Guaranteed Obligations”	12.01
“Incur”	4.08
“Incurrence”	4.08

“Indemnified Party”	7.07
“Legal Defeasance”	8.02
“losses”	7.07
“Notice of Default”	6.01
“Offer Amount”	4.11
“Offer Period”	4.11
“Paying Agent”	2.03
“Permitted Indebtedness”	4.08
“Premises”	4.33
“Project Cost Threshold	6.02
“Purchase Date”	4.11
“Registrar”	2.03
“Security Register”	2.03
“Successor Person”	12.07
“Start Date”	4.14

Section 1.02. Incorporation by Reference of Trust Indenture Act.

(a) Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

(b) The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees, if any;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

(c) All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them either in the TIA, by another statute or SEC rule, as applicable.

Section 1.03. Rules of Construction.

(a) Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(iii) “or” is not exclusive;

(iv) words in the singular include the plural, and in the plural include the singular;

(v) all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(vi) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

(vii) “including” means “including without limitation;”

(viii) provisions apply to successive events and transactions; and

(ix) references to sections of or rules under the Securities Act, the Exchange Act or the TIA shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time thereunder.

Section 1.04. One Class of Securities.

Holders of the 2019 Notes and the 2026 Notes will be treated as a single class for all purposes hereunder, including, without limitation, for purposes of voting, consents, waivers, amendments and redemptions. Holders of the 2019 Notes and Holders of the 2026 Notes shall have no right to vote or consent as a separate class on any matter.

ARTICLE 2.

THE NOTES

Section 2.01. Form and Dating.

(a) General. The 2019 Notes and the 2026 Notes and the Trustee’s certificate of authentication thereon, shall be substantially in the forms included in Exhibits A-1 and A-2 hereto, respectively, which are hereby incorporated in and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, exchange rule or usage in addition to those set forth on Exhibits A-1 and A-2. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $100,000 and integral multiples of $1,000 in excess thereof (or, if a PIK Note, in denominations of $1.00 and integral multiples of $1.00 in excess thereof), subject to the issuance of PIK Interest pursuant to paragraph 1 of the form of Notes set forth in Exhibits A-1 and A-2 hereto, in which case, PIK Notes may be issued in an aggregate principal amount equal to the amount of PIK Interest paid by the Company for the applicable period, rounded up to the nearest whole dollar. The 2019 Notes will be limited to a maximum aggregate principal amount of $[            ]; provided, however, that the Company may, at its option, without the consent of the Holders of the 2019 Notes (and without regard to any restrictions set forth in Section 4.08), issue PIK Notes to pay PIK Interest on the 2019 Notes by issuing additional 2019 Notes under this Indenture on the same terms and conditions as the 2019 Notes issued on the Issue Date. The 2026 Notes will be limited to a maximum aggregate principal amount of $[            ]; provided, however, that the Company may, at its option, without the consent of the Holders of the 2026 Notes (and without regard to any restrictions set forth in Section 4.08), issue PIK Notes to pay PIK Interest on the 2026 Notes by issuing additional 2026 Notes under this Indenture on the same terms and conditions as the 2026 Notes issued on the Issue Date.

The terms and provisions contained in the Notes shall constitute a part of this Indenture and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Form of Notes. Notes shall be issued initially in global form and shall be substantially in the forms of Exhibits A-1 and A-2 attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the forms of Exhibits A-1 and A-2 attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Book-Entry Provisions. This Section 2.01(c) shall apply only to Global Notes deposited with the Trustee, as custodian for the Depositary. Participants and Indirect Participants shall have no rights under this Indenture or any Global Note with respect to any Global Note held on their behalf by the Depositary or by the Trustee as custodian for the Depositary, and the Depositary shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Certificated Securities. The Company shall exchange Global Notes for Definitive Notes if: (1) at any time the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary for the Global Notes or if at any time the Depositary shall no longer be eligible to act as such because it ceases to be a clearing agency registered under the Exchange Act, and, in either case, the Company shall not have appointed a successor Depositary within 120 days after the Company receives such notice or becomes aware of such ineligibility or (2) upon written request of a Holder or the Trustee if a Default or Event of Default shall have occurred and be continuing.

Upon the occurrence of any of the events set forth in clauses (1) or (2) above, the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate and deliver Definitive Notes, in authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes in exchange for such Global Notes.

Upon the exchange of a Global Note for Definitive Notes, such Global Note shall be cancelled by the Trustee or an agent of the Company or the Trustee. Definitive Notes issued in exchange for a Global Note pursuant to this Section 2.01 shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its Participants or its Applicable Procedures, shall instruct the Trustee or an agent of the Company or the Trustee in writing. The Trustee or such agent shall deliver such Definitive Notes to or as directed by the Persons in whose names such Definitive Notes are so registered or to the Depositary.

Section 2.02. Execution and Authentication.

(a) One Officer shall execute the Notes on behalf of the Company by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated by the Trustee, the Note shall nevertheless be valid.

(c) A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(d) The Trustee shall, upon a written order of the Company signed by two Officers (an “Authentication Order”), authenticate Notes, or PIK Notes as a result of a PIK Payment, for an aggregate principal amount specified in such Authentication Order for such Notes or PIK Notes issued hereunder.

(e) The Trustee may appoint (at the expense of the Company) an authenticating agent acceptable to the Company to authenticate Notes. Unless otherwise provided in such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent shall have the same rights as the Trustee to deal with Holders, the Company or an Affiliate of the Company.

Section 2.03. Registrar and Paying Agent.

(a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register (the “Security Register”) of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Paying Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(b) The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

(c) The Company initially appoints the Trustee to act as Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

Section 2.04. Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such funds. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Sections 6.01(f) and (g) hereof relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least seven (7) Business Days before each Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date or such shorter time as the Trustee may allow, as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA Section 312(a).

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. When Notes are presented to the Registrar with a request to register their transfer or to exchange them for an equal aggregate principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met; provided that any Note presented or surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar and the Trustee duly executed by the holder thereof. To permit registrations of transfers and exchanges, the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate Global Notes and Definitive Notes.

(b) Global Note Legend. Each Global Note shall bear the following legend unless specifically stated otherwise in the applicable provisions of this Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(c) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depositary at the direction of the Trustee, to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note, by the Trustee or by the Depositary at the direction of the Trustee, to reflect such increase.

(d) General Provisions Relating to Transfers and Exchanges.

(i) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06 and 9.05 hereof).

(ii) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

(iii) Neither the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the date of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date (including a Regular Record Date) and the next succeeding Payment Date.

(iv) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes, in each case regardless of any notice to the contrary.

(v) The Trustee is hereby authorized and directed to enter into a letter of representation with the Depositary in the form provided by the Company and to act in accordance with such letter.

Section 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate a replacement Note. If required by the Trustee or the Company, the Holder of such Note shall provide indemnity that is sufficient, in the judgment of the Trustee and the Company, to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer in connection with such replacement. The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note issued in accordance with this Section 2.07 shall be the valid obligation of the Company, evidencing the same debt as the destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes.

(a) The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with Section 2.06 hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If a Note is replaced pursuant to Section 2.07 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c) If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

(d) If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date, a Purchase Date or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable. After preparation of Definitive Notes, the Temporary Note will be exchangeable for Definitive Notes upon surrender of the Temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes (subject to the record retention requirements of the Exchange Act or other applicable laws) unless by written order, signed by an Officer of the Company, the Company directs them to be returned to it. Certification of the destruction of all cancelled Notes shall be delivered (at the expense of the Company) to the Company from time to time upon request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Payment of Interest; Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case, at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12.

The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related Payment Date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed, first-class postage prepaid, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Security Register that states the special record date, the related Payment Date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. CUSIP or ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” and/or “ISIN” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption or Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or notice of an offer to purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or notice of an offer to purchase shall not be affected by any defect in or omission of such numbers. The Company shall as promptly as practicable notify the Trustee in writing of any change in the “CUSIP” and/or “ISIN” numbers.

Section 2.14. Record Date.

The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture shall be determined as provided for in TIA Section 316(c).

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date (or such shorter period as allowed by the Trustee), an Officers’ Certificate setting forth (a) the applicable section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the series and principal amount of such Notes to be redeemed and (d) the redemption price.

Section 3.02. Selection of Notes to Be Redeemed.

If less than all of the Notes of a particular series are to be redeemed at any time, the Trustee shall select the Notes of such series to be redeemed among the Holders of such Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes of such series are listed or, if the Notes of such series are not so listed, on a pro rata basis, by lot or by such other method as may be required by DTC procedures. In the event of partial redemption by lot, the particular Notes of such series to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes of such series not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $100,000 or an integral multiple of $1,000 in excess thereof (or, if a PIK Note, in denominations of $1.00 and integral multiples of $1.00 in excess thereof), except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in the amount of $100,000 or an integral multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption.

At least 30 days but not more than 60 days prior to a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at such Holder’s registered address appearing in the Security Register, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance pursuant to Article 8 hereof or a satisfaction and discharge pursuant to Article 11 hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, if applicable, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the applicable section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 45 days (or such shorter period allowed by the Trustee), prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice (in the name and at the expense of the Company) and setting forth the information to be stated in such notice as provided in this Section 3.03.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05. Deposit of Redemption Price.

On or prior to 11:00 a.m. Eastern time on the Business Day prior to any redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and, if applicable, accrued and unpaid interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest, if any, on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for purchase or redemption in accordance with Section 2.08(d) hereof, whether or not such Notes are presented for payment. If a Note is redeemed on or after a Regular Record Date but on or prior to the related Payment Date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such Regular Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note (other than PIK Notes) shall be in a principal amount of $100,000 or an integral multiple of $1,000 in excess thereof (except if all remaining Notes of a Holder are less than $100,000). It is understood that, notwithstanding anything in this Indenture to the contrary only an Authentication Order in accordance with Section 2.02 and not an Opinion of Counsel or Officers’ Certificate is required for the Trustee to authenticate such new Note.

Section 3.07. Optional Redemption.

(a) (i) Beginning on the Issue Date, the Company may redeem all or a portion of the 2019 Notes, at once or over time, after giving the notice required pursuant to Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Payment Date), if redeemed during the twelve-month period commencing on, as applicable, the Issue Date or August 2 of the years indicated below:

Year	Percentage
From the Issue Date through August 1, 2013	115.0%
August 2, 2013 through August 1, 2014	107.5%
August 2, 2014 through August 1, 2015	103.5%
August 2, 2015 and thereafter	100.0%

provided that, notwithstanding the foregoing, if the EPC Agreement is amended or modified to delay the Guaranteed Substantial Completion Date for both Units 1 and 2 at the Facilities beyond August 31, 2014 (other than for any delay caused by the EPC Contractor as evidenced by an obligation by the EPC Contractor to pay liquidated damages under the EPC Agreement) (a “Delay Amendment”), or Substantial Completion does not occur for both Units 1 and 2 at the Facilities as a result of the termination of the EPC Agreement by the EPC Agreement Obligor, the redemption price for the 2019 Notes shall not be less than 107.5% for any period prior to Substantial Completion; and provided further that after any Delay Amendment, on and after the date that Substantial Completion for both Units 1 and 2 at the Facilities has occurred, the redemption price shall be as set forth above for the applicable periods.

(ii) Beginning on the Issue Date, the Company may redeem all or a portion of the 2026 Notes, at once or over time, after giving the notice required pursuant to Section 3.03 hereof, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Payment Date), if redeemed during the twelve-month period commencing on, as applicable, the Issue Date or August 2 of the years indicated below:

Year	Percentage
From the Issue Date through August 1, 2013	115.0%
August 2, 2013 through August 1, 2014	107.5%
August 2, 2014 through August 1, 2015	103.5%
August 2, 2015 and thereafter	100.0%

provided that, notwithstanding the foregoing, if a Delay Amendment occurs, or Substantial Completion does not occur for both Units 1 and 2 at the Facilities as a result of the termination of the EPC Agreement by the EPC Agreement Obligor, the redemption price for the 2026 Notes shall not be less than 107.5% for any period prior to Substantial Completion; and provided further that after any Delay Amendment, on and after the date that Substantial Completion for both Units 1 and 2 at the Facilities has occurred, the redemption price shall be as set forth above for the applicable periods.

(b) Any prepayment pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08. Mandatory Redemption.

The Notes will be subject to mandatory redemption upon the occurrence of a Recovery Event with respect to the Facilities, other than with respect to amounts received by the Company in connection with a Recovery Event for which the Company elects to restore or replace the asset or assets in respect of which such Recovery Event occurred and a Reinvestment Notice is provided to the Collateral Agent and the Trustee within 45 days of such Recovery Event (provided that, with respect to any Recovery Event of $50 million or more, the Independent Engineer shall have certified as to the reasonableness, in light of Prudent Industry Practice, of the Company’s repair and replacement plans as set forth in the Company’s Reinvestment Notice relating to such Recovery Event). An amount equal to 100% of the net proceeds from such Recovery Event shall be paid directly by the insurer or Governmental Authority providing such proceeds to the Collateral Agent to be held in trust pending application in accordance with this Section 3.08. Any mandatory redemption of the Notes will be without premium or penalty at a redemption price equal to the unpaid principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

ARTICLE 4.

COVENANTS

Section 4.01. Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. PIK Interest shall be considered paid on the date due if the Trustee is directed on or prior to such date to issue PIK Notes in an amount equal to the amount of the PIK Interest. Such Paying Agent shall return to the Company promptly, and in any event, no later than five (5) Business Days following the date of payment, any money (including accrued interest) that exceeds such amount of principal, premium, if any, and interest paid on the Notes. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law, whether or not allowed in any such proceeding) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the interest rate for the payment of interest then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law, whether or not allowed in any such proceeding) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 4.02. Maintenance of Office or Agency.

(a) The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be presented or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations, provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03. Reports.

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and to the Holders as provided in clause (d) of this Section 4.03:

(a) (i)(A) audited annual financial statements of the Company on a consolidated basis within 120 days following the end of each fiscal year of the Company, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries, if any, and (B) unaudited, certified, consolidated balance sheets and unaudited consolidated statements of income and cash flow on a consolidated basis within 60 days following the end of each of the first three fiscal quarters of each fiscal year of the Company, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company, and its consolidated Subsidiaries, if any, and, in each of (A) and (B), including a brief description of the principal business of the Company and its Subsidiaries; provided, however, that (1)(x) no certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002, will be required and (y) nothing contained in the terms of this Indenture shall otherwise require the Company to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute; (2) the financial statements required of acquired businesses will be limited to the financial statements that the Company receives in connection with the applicable acquisition, whether or not audited; (3) no financial statements of unconsolidated entities will be required; (4) the schedules identified in Section 5-04 of Regulation S-X will not be required; (5) no separate financial statements of any Affiliate of the Company shall be required pursuant to Rule 3-09, 3-10 or 3-16 of Regulation S-X; (6) the Company will not be required to comply with Regulation G under the Exchange Act and Item 10(e) of Regulation S-K with respect to any non-GAAP financial information; and (7) Regulation S-X footnote disclosures will not be required, other than those required by GAAP; and

(ii) together with the financial statements delivered in clause (a), a certificate in the form of Exhibit B (the “Compliance Certificate”) signed by an Officer shall be delivered, certifying that the attached calculations of the Debt Service Coverage Ratio and Net Cash Flow as of the end of the applicable reporting period, are true and correct.

(b) promptly after the occurrence of an event required to be therein reported, such other reports (in each case, without exhibits) containing substantially the same information required to be contained in a Current Report on Form 8-K under the Exchange Act pursuant to Item 1.01 (Entry into a Material Definitive Agreement), 1.02 (Termination of a Material Definitive Agreement), 2.01 (Completion of Acquisition or Disposition of Assets), 2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant), 2.04 (Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement), 4.02 (Non-Reliance of Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review) or 5.01 (Changes in Control of Registrant) thereof, and subject to the proviso set forth in Section 4.03(a)(i); provided, that the Company shall be permitted to exclude any information that it is prohibited from disclosing by written agreement or that it otherwise determines, in its good faith judgment, constitutes competitive information (including, without limitation, pricing and other economic terms relating to any contractual obligations).

(c) Upon the reasonable request of at least 25% in aggregate principal amount of the Notes then outstanding, copies of (a) all Applicable Permits obtained by the Company after the Issue Date and (b) any material amendment, supplement or other modification to any Applicable Permits received by the Company after the Closing Date

(d) The Company will post such information and reports on a website (which will be publicly available at all times) no later than the date the Company is required to provide those reports to the Trustee and/or the Holders, as applicable, and maintain such posting for so long as any Notes remain outstanding. The Company shall be deemed to have furnished such reports referred to in this Section 4.03 and Section 4.04 to the Trustee and the Holders, and any notice or other information required to be provided to the Holders pursuant to this Indenture, if it has posted such reports, notices or other information on the public website maintained pursuant to this Section 4.03(d).

(e) If at any time any Parent holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company or any other direct or indirect Parent of the Company (and performs the related incidental activities associated with such ownership) and would comply with the requirements of Rule 3-10 of Regulation S-X, as confirmed to the Trustee in an Officers’ Certificate, the reports, information and other documents required to be furnished to Holders pursuant to this Section 4.03 may (provided that such Parent shall perform all of the obligations of the Company pursuant to this Section 4.03), at the option of the Company, be furnished by and be those of such Parent rather than the Company.

(f) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee is under no duty to examine such reports, information or documents to ensure compliance with the provisions of this Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein. To the extent that the Trustee receives the reports, information and documents in accordance with this Section 4.03, which reports, information and documents the Trustee is under no obligation to collect or prepare, the Trustee shall provide copies of all such reports, information and documents to the Holders upon written request; provided that any such Holder reimburse the Trustee for its reasonable costs and expenses incurred in connection with preparing and mailing such reports, information and documents. The Trustee is entitled to assume such compliance and correctness unless a Responsible Officer of the Trustee is informed otherwise.

(g) During the PIK Interest Period, the Company shall deliver the notice required by paragraph 1 of the Notes regarding the form of interest payment for the next succeeding interest period, as and to the extent required thereby.

Section 4.04. Compliance Certificate.

(a) The Company and each Subsidiary (to the extent such Subsidiary is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and its Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company and its Subsidiaries have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company and such Subsidiary, if applicable, is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company and such Subsidiary, if applicable, is taking or proposes to take with respect thereto.

(b) The Company and each Subsidiary shall otherwise comply with TIA Section 314(a)(2).

(c) The Company shall deliver to the Trustee and the Holders, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any Default, its status and what action the Company is taking or proposes to take with respect thereto.

(d) The Company shall provide written notice to the Trustee and the Holders of (i) any intended termination of the EPC Agreement (which may be terminated at any time in accordance with the terms thereof) of which the Company is aware not less than 15 days prior to the date of such expected termination thereof and (ii) any termination of the EPC Agreement.

(e) The Company shall provide written notice to the Trustee and the Holders of Substantial Completion for each of Unit 1 and Unit 2 under the EPC Agreement within 15 days of such applicable Substantial Completion.

(f) Within 15 days after the end of each month prior to the date the Project Cost Threshold has been reached, and thereafter quarterly, together with and at the same time as the information required to be provided pursuant to Section 4.03(a), the Company shall provide a statement to the Trustee and the Holders indicating whether (i) the Project Cost Threshold has been reached (provided that such statement need not be provided following the first statement indicating such threshold has been reached), (ii) as of the end of the applicable period, there has been any deviation from the completion percentage of the Project set forth on Schedule 4.04(f)(ii) hereto for such date that is reasonably expected to result in a delay in excess of 60 days, and (iii) the Guaranteed Substantial Completion Date under the EPC Agreement is reasonably expected to be delayed in excess of 60 days beyond August 31, 2014.

Section 4.05. Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies, except such as are being contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06. Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not, and shall not permit any Subsidiary that is a Guarantor to, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each Subsidiary that is a Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Payment of Consent.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.08. Incurrence of Additional Indebtedness.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “Incur” and collectively an “Incurrence”) any Indebtedness other than Permitted Indebtedness.

“Permitted Indebtedness” means any of the following items of Indebtedness:

(a) the incurrence of Indebtedness pursuant to the Working Capital Facility by the Company and the issuance and creation of letters of credit and banker’s acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount at any one time outstanding not to exceed $75.0 million;

(b) Indebtedness represented by the Notes issued on the Issue Date in an aggregate principal amount outstanding not to exceed $[            ] in the case of the 2019 Notes and $[            ] in the case of the 2026 Notes, and any PIK Notes issued pursuant to a PIK Payment;

(c) Indebtedness represented by Hedging Obligations incurred (i) for the purpose of fixing a rate of interest on floating rate Indebtedness of the Company, so long as such Hedging Obligations relate to Indebtedness otherwise permitted to be incurred by the Company hereunder and (ii) in connection with Permitted Trading Activities;

(d) the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by this Indenture to be incurred under clauses (b) and (d) of this Section 4.08;

(e) Indebtedness in respect of letters of credit, surety bonds or performance bonds issued in the ordinary course of the Company’s business;

(f) Indebtedness permitted to be incurred pursuant to Section 4.09; and

(g) Subordinated Indebtedness of a Wholly Owned Subsidiary to the Company or another Wholly Owned Subsidiary.

For purposes of determining compliance with this Section 4.08, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (g) above as of the date of incurrence thereof, the Company shall, in its sole discretion, be entitled to classify or reclassify such item of Indebtedness in any manner that complies with this Section 4.08. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.08.

Section 4.09. Guarantees and Contingent Obligations.

The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any guarantee or other material contingent obligations except: (a) guarantees with respect to Permitted Trading Activities, (b) Indebtedness permitted pursuant to Section 4.08, (c) by reason of endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company’s business, (d) indemnities in respect of unfiled mechanics’ liens and other liens permitted by clause (d) of the definition of “Permitted Liens,” (e) contingent obligations and indemnities incurred in connection with the Transaction Documents or in the ordinary course of business, and (f) customary indemnities in favor of the title insurers providing the title policies covering the Facility Site or any portion thereof or any easement or appurtenant right relating thereto in respect of claims by the holder of mechanics’ liens.

Section 4.10. Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind against or upon any of its assets now owned or hereafter acquired, or upon any income or profits therefrom, except Permitted Liens.

Section 4.11. Asset Sales.

(a) The Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale, unless:

(i) the assets sold are Non-Core Assets;

(ii) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of;

(iii) at least 75% of the consideration therefor received by the Company or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(iv) an amount equal to 100% of the Net Proceeds from such Asset Sale is deposited by the Company or such Subsidiary into the Asset Sale Proceeds Account to be used in accordance with this Section 4.11.

(b) Within 365 days after the receipt of such Net Proceeds, the Company or such Subsidiary may use the Net Proceeds from any Asset Sale at its option to do any one or more of the following:

(i) redeem Notes pursuant to Section 3.07 hereof or to make one or more Asset Sale Offers;

(ii) to the extent the property that is subject to such Asset Sale constitutes Working Capital Facility Collateral, to repay Indebtedness and other Obligations under the Working Capital Facility;

(iii) acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Company;

(iv) acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and asset); or

(v) make capital expenditures.

Notwithstanding the foregoing provisions of this Section 4.11(b), if during the 365-day period described in this Section 4.11(b), the Company or a Subsidiary enters into a binding agreement committing it to apply such Net Proceeds of any Asset Sale in the manner set forth in Section 4.11(b)(iii), (iv) or (v), such 365-day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement) (but such extension will in no event be for a period longer than 180 days).

(c) Any Net Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.11(b) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an offer to all Holders of the Notes (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of the Notes that is at least

$100,000 or an integral multiple of $1,000 in excess thereof (or, if PIK Notes, that is at least $1.00 or an integral multiple of $1.00 in excess thereof) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or accreted value, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceed $10.0 million by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the balance of such Net Proceeds shall be released by the Collateral Agent to the Company or such Subsidiary for use by the Company or such Subsidiary for any purpose not prohibited by the terms of this Indenture and shall cease to constitute Net Proceeds of Asset Sales subject to the provisions of this Section 4.11. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis based on the accreted value or principal amount so tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations set forth in this Indenture by virtue thereof.

(e) The Company shall follow the procedures specified below with respect to any Asset Sale Offer required by the terms of this Section 4.11:

(i) The Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement (the “Offer Period”). Not later than five (5) Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(ii) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(iii) Upon the commencement of an Asset Sale Offer, the Company shall send a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(A) that the Asset Sale Offer is being made pursuant to Section 4.11 of this Indenture and the length of time the Asset Sale Offer shall remain open;

(B) the Offer Amount, the purchase price and the Purchase Date;

(C) that any Note not tendered or accepted for payment shall continue to accrue interest;

(D) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(E) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $100,000 or an integral multiple of $1,000 in excess thereof (or, if PIK Notes, $1.00 or an integral multiple of $1.00 in excess thereof);

(F) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with any applicable forms duly completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent, at the address specified in the notice at least three (3) Business Days prior to the Purchase Date;

(G) that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(H) that, if the aggregate principal amount of Notes exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $100,000 or whole multiples of $1,000 in excess (or, if PIK Notes, $1.00 or whole multiples of $1.00 in excess) thereof are purchased); and

(I) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(iv) On or before the Purchase Date, the Company shall, to the extent lawful, (A) accept for payment, on a pro rata basis as described in this Section 4.11, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (B) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(v) On the Purchase Date, the purchase price will become due and payable on each Note accepted by the Company for purchase, and interest on Notes purchased will cease to accrue on and after the Purchase Date. The Trustee shall promptly return to Holders any Notes not accepted for purchase and shall send to Holders new Notes equal in principal amount to any unpurchased portion of any Notes accepted for purchase in part.

(vi) Other than as specifically provided in this Section 4.11, any purchase pursuant to this Section 4.11 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

Section 4.12. Affiliate Transactions.

(a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million in the aggregate during any fiscal year, unless:

(i) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the applicable Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unaffiliated third Person; and

(ii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving consideration in excess of $25.0 million a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.12(a) and that such Affiliate Transaction has been approved by a majority of the Board of Directors.

(b) The provisions of 4.12(a) shall not apply to the following:

(i) Restricted Payments that are permitted by the provisions of this Indenture described in Section 4.14 and the definition of Permitted Investments;

(ii) transactions between or among the Company and/or any Wholly Owned Subsidiary of the Company acquired or created in compliance with Section 4.13 hereof or any entity that becomes a Wholly Owned Subsidiary of the Company as a result of such transaction;

(iii) any reasonable employment, compensation, benefit or indemnification arrangement entered into by the Company in the ordinary course of business with directors, officers or employees and the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, former, current or future officers, directors, employees or consultants of the Company or any Parent;

(iv) transactions under (or related to) the Working Capital Facility; provided that any waivers, amendments, modifications or other changes thereto shall be made in compliance with Section 4.12(a);

(v) any transaction or agreement between the Company, on the one hand, and any Affiliates of the Company, on the other hand, in connection with or contemplated by the Transaction Documents set forth on Schedule 4.12(b), or any amendment thereto (so long as such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date); and

(vi) any transaction for which an opinion as to the fairness to the Company or any Subsidiary of such transaction from a financial point of view has been issued to the Company or such Subsidiary by an independent investment banking firm of nationally recognized standing.

Section 4.13. Limitations on Future Subsidiaries.

If on or after the Issue Date, the Company acquires or creates a Subsidiary, the Company and such Subsidiary shall:

(a) promptly notify the Trustee and the Holders (in accordance with Section 4.03(d)) that the Company acquired or created a Subsidiary;

(b) if such Subsidiary is a Wholly Owned Subsidiary of the Company (or, a non-Wholly Owned Subsidiary, unless prohibited by contract, law or such non-Wholly Owned Subsidiary’s organizational documents), execute a supplemental indenture pursuant to which such Subsidiary shall fully and unconditionally guarantee, on the terms set forth in Article 12, all of the Company’s Obligations under this Indenture and the Notes, and concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to customary exceptions, assumptions and qualifications, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms;

(c) execute and deliver to the Collateral Agent such amendments or supplements to the Collateral Documents necessary in order to grant to the Collateral Agent, for the benefit of the Holders, a perfected security interest in the Capital Stock of such Subsidiary owned directly or indirectly by the Company and any intercompany Indebtedness of such Subsidiary between it and the Company or any Wholly Owned Subsidiary of the Company, subject to Permitted Liens;

(d) if the Subsidiary is a Wholly Owned Subsidiary of the Company (or, a non-Wholly Owned Subsidiary, unless prohibited by contract, law or such non-Wholly Owned Subsidiary’s organizational documents), (i) execute and deliver to the Collateral Agent, the Notes Security Documents, pursuant to which such Subsidiary shall grant to the Collateral Agent, for the benefit of the Holders, (A) a perfected first priority security interest, subject to the Intercreditor Agreement, in the Notes Collateral of such Subsidiary, and (B) a perfected second priority security interest, subject to the Intercreditor Agreement, in the Working Capital Facility Collateral of such Subsidiary, in each case subject to Permitted Liens, and (ii) take such actions as are reasonably necessary to grant to the Collateral Agent, for the benefit of the Holders, a perfected first priority or second priority, as applicable, security interest, subject to the Intercreditor Agreement, in the After-Acquired Property of such Subsidiary, subject to Permitted Liens as and when required pursuant to the Notes Security Documents; and

(e) in the event such Subsidiary shall at any time issue or have outstanding any intercompany Indebtedness between it and the Company or any Wholly Owned Subsidiary of the Company, the Company shall take or cause such Subsidiary to take all such actions as shall be necessary to cause such intercompany debt to constitute Subordinated Indebtedness.

Section 4.14. Limitations on Restricted Payments.

(a) Except for payments contemplated by the Transaction Documents to be made on the Issue Date, the Company shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments prior to October 1, 2014. On and after October 1, 2014, the Company may make Restricted Payments so long as each of the following conditions is satisfied:

(i) Substantial Completion for both Units 1 and 2 of the Facilities has occurred;

(ii) the date of such payment is a Restricted Payment Date (or within five (5) Business Days thereafter);

(iii) at the time of and after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing;

(iv) the Debt Service Coverage Ratio as of the applicable Restricted Payment Date is equal to or greater than 1.70 to 1.0, as set forth in an Officer’s Certificate; and

(v)(A) the Debt Service Reserve Account shall be funded in cash in an amount equal to the then-applicable Debt Service Reserve Amount, or (B) the requirement to so fund such account shall be satisfied by the Debt Service Reserve Letter of Credit, which shall be in full force and effect (and the amount available for drawing thereunder shall be at least equal to the Debt Service Reserve Amount), or (C) any combination of (A) and (B) (and in either case, no reimbursement obligation (including any deferred loan with respect thereto) shall then be outstanding with respect to the Debt Service Reserve Letter of Credit).

(b) Section 4.14(a) shall not prohibit:

(i) the redemption, repurchase, retirement, defeasance or other acquisition of any Capital Stock of the Company or any Parent in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Wholly Owned Subsidiary of the Company) of, Capital Stock of the Company (and any distribution, loan or advance of such net cash proceeds to any Parent for such purpose) or out of contributions to the equity capital of the Company;

(ii) the payment of dividends or other distributions or the making of loans or advances to any Parent in amounts required for any Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of any Parent to the extent attributable to the ownership or operation of the Company and its Subsidiaries, if any, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses plus any indemnification claims made by directors or officers of any Parent attributable to the ownership or operation of the Company and its Subsidiaries, if any; provided, that the Company may not pay dividends or make distributions in excess of $3 million per fiscal year in reliance on this clause (b)(ii);

(iii) beginning the first day after the later of (x) the date on which the first cash payment of interest shall have been paid on the Notes and (y) the date on which Substantial Completion for both Units 1 and 2 of the Facilities shall have occurred (the “Start Date”), the payment of dividends or other distributions to any Parent in amounts required for any Parent to pay its taxes; provided that,

(A) the Company is a partnership or disregarded entity for U.S. federal income tax purposes of which any Parent is a partner or member; and

(B) the cumulative amount of any such payments over all taxable periods since the Start Date will not exceed the cumulative amount of U.S. federal, state and local income taxes (including estimated taxes) that the Company would have been required to pay had the Company been taxable as a stand-alone C corporation with respect to the income of the Company for such periods (reduced by any income taxes of the Company directly paid to a Governmental Authority by the Company), and, for the avoidance of doubt, any loss, deduction, credit, refund or offset of the Company with respect to any taxable periods since the Start Date shall be taken into account in determining the tax liability for the Company had the Company been taxable as a stand-alone C corporation to the extent permitted by applicable law.

(iv) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Company or a Wholly Owned Subsidiary made in exchange for, or out of the proceeds of the substantially concurrent sale of Capital Stock of the Company or such Wholly Owned Subsidiary of the Company.

Section 4.15. Maintenance of Corporate Rating.

The Company shall use commercially reasonable efforts to (a) obtain a senior secured long-term debt rating for the Notes from each of S&P and Moody’s prior to the Issue Date and (b) thereafter maintain, on an annual basis, a senior secured long-term debt rating on the Notes from each of S&P and Moody’s so long as any Notes remain outstanding; provided, that in each of (a) and (b), if S&P or Moody’s is unavailable or otherwise unable to provide such ratings, the Company shall be permitted to substitute Fitch as an alternative to either or both of S&P and Moody’s, and if such unavailability or inability of S&P, Moody’s or Fitch prohibits the Company from complying with this Section 4.15, the Company shall not be deemed to be in breach of this Section 4.15. For the avoidance of doubt, the Company shall at no time be required to maintain a specific rating on the Notes.

Section 4.16. Business Activities.

The Company and its Subsidiaries shall not engage in any business other than Permitted Businesses.

Section 4.17. Maintenance of Existence and Properties.

Except as permitted under Section 5.01, the Company will, at its own cost and expense, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of the Company and its Subsidiaries, and (b) keep and maintain all property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, in (i) good working order and condition (ordinary wear and tear excepted), (ii) in compliance with all Requirements of Law of any Governmental Authority having jurisdiction, including without limitation, all Environmental Laws, and (iii) in accordance with Prudent Industry Practice, in each case unless such failure or noncompliance could not reasonably be expected to result in a Material Adverse Effect, or was attributable to an Event of Force Majeure; provided, however, that the Company shall not be required to preserve the legal existence of any Subsidiary, if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes, or that such preservation is not necessary in connection with any transaction not prohibited by this Indenture.

Section 4.18. After-Acquired Property.

Subject to Article 10, promptly following the acquisition by the Company or any Subsidiary of the Company of any After-Acquired Property, the Company or such Subsidiary shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Notes Collateral or the Working Capital Facility Collateral, as applicable, and thereupon all provisions of this Indenture relating to the Notes Collateral or the Working Capital Facility Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Section 4.19. Further Assurances.

The Company, at its own cost and expense, shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including financing statements and continuation statements) as may be necessary in order to carry out the intent and purposes of this Indenture and the Notes Security Documents and the transactions contemplated hereby and thereby, including those documents necessary for filing under the provisions of the Uniform Commercial Code or any Requirement of Law which are necessary or advisable in order to establish, preserve, protect and perfect the first priority Lien or second priority Lien, as applicable, created by this Indenture and the Notes Security Documents. The Company shall promptly from time to time furnish to the Trustee and the Collateral Agent such information with respect to the Facilities or the Facility Site as may be required to enable the Trustee and the Collateral Agent to timely file with any governmental entity any reports and obtain any licenses or permits required to be filed or obtained by the Trustee or the Collateral Agent.

Section 4.20. Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain with one or more financially sound insurance companies of national standing business interruption insurance, physical damage insurance, including flood and earthquake coverage, and primary and excess liability insurance, as well as customary worker’s compensation and automobile insurance and such other insurance, if any, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Company will cause each insurance policy to name the Collateral Agent on behalf of the Holders as additional insured and loss payee as their interest may appear.

Section 4.21. EPC Agreement.

Neither the Company nor the EPC Agreement Obligor will modify, waive, amend or otherwise change the EPC Agreement in any manner (a) to materially amend the definition of Substantial Completion in a manner materially adverse to the Holders, or (b) that would reasonably be interpreted to have been made in order to circumvent the provisions of this Indenture related to the EPC Agreement. Notwithstanding the foregoing, the Company or the EPC Agreement Obligor may modify, waive, amend or otherwise change the EPC Agreement to extend the Guaranteed Substantial Completion Date without the consent of the Holders; provided, that if such extension is for a period in excess of 90 days, the PIK Interest rate shall increase as set forth in paragraph 1 of each Note.

Section 4.22. ERISA.

The Company will not, and will not allow any Subsidiary to, permit the occurrence of any event or condition with respect to a Pension Plan if such event or condition, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or involve any (a) material risk of foreclosure, sale, forfeiture or loss of, or imposition of a Lien (other than a Permitted Lien) on, the Facilities, the Company’s ownership interest in the Facilities or the Facility Site or the impairment of the use, operation or maintenance of the Facilities or the Facility Site in any material respect, or (b) material risk of any material adverse effect on the ownership interests of the Company or such Subsidiary.

Section 4.23. Compliance with Laws.

At its own expense, the Company will comply, and will cause each Subsidiary to comply, with all Requirements of Law, such compliance to include, without limitation (a) those relating to pollution control, environmental protection, equal employment opportunity plans, ERISA plans and employee safety and (b) with respect to the Company, the Facilities or the Facility Site whether or not compliance therewith shall require structural changes in the Facilities or any part thereof or require major changes in operational practices or interfere with the use and enjoyment of the Facilities or any part thereof, except, in each of (a) and (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.24. Regulatory Status.

The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with the applicable requirements of FERC imposed on it as a public utility with authorization to sell electric power at wholesale at market-based rates. As of the Issue Date and thereafter, the Company shall, and shall cause each of its Subsidiaries to, duly file all notices, as and when required, related filings required by 18 C.F.R. Part 366 with the FERC.

Section 4.25. Notice of Change in Address or Name.

The Company shall provide the Trustee prompt written notice of any anticipated change in its or any of its Subsidiaries’ jurisdiction of organization, form of corporate organization, chief executive office, principal place of business, or name, or the place where it maintains its business records concerning the Facilities or the Facility Site, which notice shall, in any event, be provided no later than 10 days prior to such change.

Section 4.26. Intellectual Property Rights.

The Company agrees to obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, all patents, licenses and other proprietary rights and technology necessary in connection with the operation and maintenance of the Facilities except where the failure to so maintain such rights or technology could not reasonably be expected to have a Material Adverse Effect.

Section 4.27. Warranty of Title to Facility Site.

(a) The Company shall, and shall cause each of its Subsidiaries to, maintain good and valid fee, leasehold title to, or easement or other surface rights in, the Facility Site, subject only to Permitted Liens.

(b) The Company shall, and shall cause each of its Subsidiaries to, maintain good and valid title to all of its other properties and assets (other than properties and assets disposed of in the ordinary course of business including any sale, transfer or other disposition of any obsolete, surplus or worn out equipment, parts, supplies or other materials or assets), subject only to Permitted Liens or to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.28. Certain Contracts and Agreements.

The Company agrees that, except as required by any Transaction Document, it will not, and will not permit any of its Subsidiaries to, enter into any Trading Activities other than Permitted Trading Activities.

Section 4.29. Abandonment of the Facilities.

The Company shall not, and shall not permit any of its Subsidiaries to, voluntarily permanently abandon the operation, maintenance or repair of the Facilities.

Section 4.30. Working Capital Facility.

The Company shall not, and shall not permit any of its Subsidiaries to, modify, waive, amend or otherwise change the Working Capital Facility in any manner that would increase the applicable interest rate margin by more than 1.0%, increase commitment fees by more than 0.5%, impose an unreasonable fee for any forbearance, consent, waiver or amendment, make any financial maintenance covenants or events of default materially more restrictive than those set forth in the Indenture or any supplement thereto (or if not so set forth, than those existing on the Issue Date) or add additional financial maintenance covenants or events of default that are not contained in the Indenture or any supplement thereto, or expressly limit in any material respect any payments in respect of the Notes required to be made hereunder. The Company shall not, and shall not permit any of its Subsidiaries to, make payments to any lender under the Working Capital Facility, directly or indirectly, in cash or other property, by set-off or in any other manner, of all or any of its Obligations under the Working Capital Facility unless such payment is made from the Proceeds of the Working Capital Facility Collateral.

Section 4.31. Restrictive Agreements.

(a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any of its Subsidiaries to (i) pay dividends or make other distributions to holders of its Equity Interests; (ii) make loans or advances to, or pay any Indebtedness or other obligation owed to, the Company or any of its Subsidiaries; or (iii) sell, lease or transfer any of its property or assets to the Company or its Subsidiaries.

(b) Section 4.31(a) shall not apply to encumbrances or restrictions existing under or by reason of (i) any law, rule, regulation or order or any requirement of any regulatory body; (ii) agreements in effect on the Issue Date, including the Working Capital Facility; (iii) any Security Document, the Indenture or the Notes; (iv) any agreement relating to (A) asset sales that limit the transfer of such assets pending the closing of such sale or (B) the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; (v) any agreement relating to Indebtedness permitted to be incurred by Section 4.08 or 4.09 of this Indenture if such restrictions or conditions are customary for Indebtedness of the type incurred; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Security Documents; (vi) any agreement of any Person or related to any asset acquired by the Company or any Subsidiary, so long as such restriction or condition (A) was not entered into in contemplation of the acquisition transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or such Person’s Subsidiaries, or the property or assets of the Person or such Persons’ Subsidiaries, so acquired; (vii) customary provisions in leases and other contracts restricting the assignment thereof; (viii) Liens permitted to be incurred by Section 4.10 of this Indenture that limit the right of the debtor to dispose of the assets subject to such Liens; and (ix) any agreement that amends, extends, renews, refinances or replaces the agreements containing restrictions or conditions in the foregoing clause (i) through (viii), or in this clause; provided that such agreement is, in the good faith judgment of the Company, no more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those prior to such amendment, extension, renewal, refinancing or replacement.

Section 4.32. Impairment of Security Interest.

Subject to the rights of the holders of Permitted Liens, the Company shall not, and shall not permit any of its Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders. The Company shall not, and shall not permit any of its Subsidiaries party thereto to, amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders, the Collateral Agent or the Trustee in any material respect, except as permitted under Articles 9 or 10 hereof or the Intercreditor Agreement.

Section 4.33. Real Estate Mortgages and Filings.

With respect to any real property (individually and collectively, the “Premises”) owned by the Company or a Subsidiary on the Issue Date with a fair market value in excess of $500,000 (such delivery to be on the Issue Date) and with respect to any such property to be acquired by the Company or a Subsidiary after the Issue Date with a purchase price in excess of $500,000 (within 90 days of the acquisition thereof), the Company shall deliver to the Collateral Agent:

(a) fully executed counterparts of mortgages, duly executed by the Company or the applicable Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such mortgage as may be necessary to create a valid, perfected Lien (subject to no liens other than Permitted Liens) against the properties purported to be covered thereby;

(b) mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to (i) with respect to real property owned by the Company or a Subsidiary on the Issue Date, the aggregate principal amount of the Notes, and (ii) with respect to any real property to be acquired by the Company or a Subsidiary after the Issue Date with a purchase price in excess of $500,000, the fair market value of such real property, insuring that title to such property is indefeasible and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens together with typical endorsements, coinsurance and reinsurance and shall be accompanied by evidence of the payment in full of all premiums thereon; and

(c) with respect to each of the covered Premises, the most recent ALTA survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Company and the Guarantors, as the case may be, stating that there has been no change solely to the extent that the same is sufficient for the title insurance company to remove all standard survey exceptions and issue the endorsements.

ARTICLE 5.

SUCCESSORS

Section 5.01. Merger, Consolidation and Sale of Assets

(a) The Company will not (i) consolidate or merge with or into, any other Person or (ii) sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties or assets to any Person or Persons in one or a series of transactions, unless, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and:

(A) the transferee or the entity resulting from such consolidation, surviving such merger or succeeding to such properties or assets (X) shall be organized under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume, pursuant to an agreement reasonably acceptable to the Trustee and the Collateral Agent, all of the Company’s obligations under this Indenture, the Notes and the Security Documents; and (Y) shall be a corporation, limited liability company or limited partnership;

(B) the Company shall provide to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such sale, assignment, conveyance, lease, transfer or other disposition and the supplemental indenture in respect thereof comply with this Indenture and that all conditions precedent herein provided for relating to such transactions have been complied with;

(C) other than with respect to an Exempted Change of Control Transaction, either (X) the Project Cost Threshold has been reached on or prior to the consummation of the applicable consolidation, merger or other disposition, the proposed transferee or surviving entity commits to complete the Project on the timeline contemplated by the EPC Agreement, and the Company’s Board of Directors has reasonably determined in good faith that such transferee or surviving entity has the reasonable financial wherewithal to do so; or (Y) Substantial Completion for both Units 1 and 2 of the Facilities have occurred; and

(D) after giving effect to such consolidation, merger or sale of all or substantially all of such properties or assets, the Notes shall have at least two of the following three credit ratings: at least BBB- from S&P; at least Baa3 from Moody’s and at least BBB- from Fitch; and prior to the consummation of any such transaction, the Company shall have provided to the Trustee an Officer’s Certificate to such effect or a copy of the letters from such applicable rating agencies confirming such ratings.

(b) Upon the consummation of such transaction described in Section 5.01(a), the resulting, surviving or succeeding entity, if other than the Company, shall succeed to, and be substituted for, and may exercise every right and power and shall perform every obligation of, the Company under this Indenture, the Notes and the Security Documents with the same effect as if such entity had been named herein and therein.

Section 5.02. Successor Corporation Substituted.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture and the Security Documents.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

Each of the following constitutes an “Event of Default” with respect to the Notes:

(a) failure to make the payment of any interest on the Notes when the same becomes due and payable, and such failure continues for a period of five (5) days;

(b) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(c) failure to comply with any other covenant or agreement in this Indenture or the Notes (other than a failure that is the subject of the foregoing clause (a) or (b)), and such failure continues uncured for a period of thirty (30) days after written notice is given to the Company by the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding specifying the default, demanding that it be remedied and stating that such notice is a “Notice of Default”;

(d) a default under any Indebtedness by the Company or any Subsidiary that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an aggregate amount greater than $5.0 million or its foreign currency equivalent at the time;

(e) any judgment or judgments for the payment of money in an aggregate amount in excess of $5.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect;

(f) the Company, any Significant Subsidiary or any group of Subsidiaries, that, when taken together, would constitute a Significant Subsidiary, the General Partner or the EPC Agreement Obligor pursuant to or within the meaning of any Bankruptcy Law:

(i) commences a voluntary case or gives notice of intention to make a proposal under any Bankruptcy Law;

(ii) consents to the entry of an order for relief against it in an involuntary case or consents to its dissolution or winding up;

(iii) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, any Significant Subsidiary or any group of Subsidiaries, that, when taken together, would constitute a Significant Subsidiary in an involuntary case; or

(ii) appoints a receiver, interim receiver, receiver and manager, liquidator, trustee or custodian of the Company, any Significant Subsidiary or any group of Subsidiaries, that, when taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company; or

(iii) orders the liquidation of the Company, any Significant Subsidiary or any group of Subsidiaries, that, when taken together, would constitute a Significant Subsidiary;

(iv) and such order or decree remains unstayed and in effect for 60 consecutive days;

(h) (i) any security interest purported to be created by any Notes Security Document with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $10.0 million, shall cease to be a valid, binding and enforceable, perfected security interest in the securities, assets or properties covered thereby or (ii) the Company or any Subsidiary shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Subsidiary, the Company fails to cause such Subsidiary to rescind assertions within 30 days of such assertions; except, in the case of each of (i) and (ii), to the extent that any such loss of perfection results from the failure of the Trustee or Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Notes Security Documents;

(i) the failure by the Company or any Subsidiary party thereto to comply with its other agreements contained in the Notes Security Documents for a period of 60 days after receipt of a Notice of Default;

(j) the occurrence of a payment default under the EPC Agreement, the termination of the EPC Agreement or delivery of a notice of intended termination of the EPC Agreement, in any case, at any time before the Project Cost Threshold has been reached, provided that if such termination is the result of a change in Environmental Laws following which the Facilities are operating and are reasonably projected to operate in the future at or above the Operating Threshold and in material compliance with Environmental Laws, then no Default or Event of Default shall be deemed to have occurred hereunder;

(k) (i) the Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect or (ii) any such Guarantor denies or disaffirms in writing its obligations under this Indenture or any such Guarantee (except, in the case of each of (i) and (ii), as contemplated by the terms thereof or by this Indenture) and such Default continues for a period of ten (10) days; and

(l) the occurrence of a Change of Control, other than an Exempted Change of Control Transaction.

Section 6.02. Acceleration.

(a) If any Event of Default occurs and is continuing (other than an Event of Default specified in Section 6.01(f) or (g)), the Trustee may, and upon written direction of the Holders of at least 25% in principal amount of the then outstanding Notes shall, declare, by notice in writing to the Company specifying the respective Event of Default and that such notice is a notice of acceleration (the “Acceleration Notice”), the principal of all of the Notes, together with all accrued and unpaid interest, if any, and the premium described in clause 6.02(b) hereof to be due and payable immediately. In the case of an Event of Default arising under Section 6.01(f) or (g), all outstanding Notes shall be due and payable immediately without further action or notice (including an Acceleration Notice). Holders may not enforce this Indenture or the Notes except as provided in this Indenture. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their best interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

(b) As of the time of any acceleration of the Notes, the Redemption Premium applicable as of such time, as described in Sections 1.01 and 3.07, shall be due and payable, regardless of whether the Notes are actually called for redemption (which Redemption Premium is stipulated and agreed to constitute liquidated damages for the Holders for the loss of their investment opportunity and not a penalty), except with respect to any acceleration of the Notes resulting from:

(i) a failure by the Company or any of its Subsidiaries to comply with any covenant or agreement in this Indenture or the Notes that may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, voting as a single class, pursuant to Section 9.02 of this Indenture, other than those covenants and agreements set forth in (A) Section 4.08, 4.09, 4.14, 4.21 and 5.01 of this Indenture, or (B) Section 4.03, 4.10, 4.11, 4.12, 4.16, 4.24, 4.30 or 4.32 of this Indenture, to the extent such failure to comply resulted from intentional breach, bad faith or willful misconduct of the Company or such Subsidiary and such failure continues uncured for a period of sixty (60) days after receipt of a Notice of Default;

(ii) an Event of Default described in clauses (a) or (b) of Section 6.01 or a failure by the Company or any of its Subsidiaries to comply with any covenant or agreement in this Indenture or the Notes not covered by clause (b)(i) above, if (A) such default occurs at such time as $75 million of the Working Capital Facility has been advanced and remains outstanding (including in the form of undrawn letters of credit) and the Company has a cash balance of less than $50 million (excluding any amounts reserved for Debt Service Obligations), (B) such default may not reasonably have been avoided through the Company’s exercise of its option to pay PIK Interest, and (C) no less than $325 million in reasonable and documented costs and expenses, including without limitation, any cancellation charges, shall have been incurred and paid by General Electric Capital Corporation or any Affiliate thereof or by the EPC Agreement Obligor in connection with the installation of the Equipment (including all such reasonable and documented costs and expenses arising in connection with the BOP Agreements) (such amount being the “Project Cost Threshold”); or

(iii) a voluntary or involuntary filing for bankruptcy protection by or against any entity comprising the Company as a result of the Company’s inability to pay its trade payables as they become due at any time after Substantial Completion for both Unit 1 and Unit 2 of the Facilities has occurred if such filing occurs at such time as $75 million of the Working Capital Facility has been advanced and remains outstanding (including in the form of undrawn letters of credit) and the Company has a cash balance of less than $50 million (excluding any amounts reserved for Debt Service Obligations).

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Collateral Agent, in its sole discretion, may each pursue any respective available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Notes Security Documents.

The Trustee or the Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies shall be cumulative to the extent permitted by law.

Section 6.04. Waiver of Defaults.

The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default, and its consequences, except a continuing Default or Event of Default (1) in the payment of the principal of, premium, if any, or interest, on the Notes, (2) specified in clause (f) or (g) of Section 6.01 hereof and (3) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. In the event of any Event of Default specified in clause (d) of Section 6.01, such Event of Default and all consequences of that Event of Default, including without limitation any acceleration or resulting payment default, shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 60 days after the Event of Default arose:

(a) the Indebtedness that is the basis for the Event of Default has been discharged;

(b) the holders of such Indebtedness have rescinded or waived the acceleration, notice or action, as the case may be, giving rise to the Event of Default; or

(c) if the default that is the basis for such Event of Default has been cured.

Upon any waiver of a Default or Event of Default, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed cured for every purpose of this Indenture but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05. Control by Majority.

Subject to Section 7.01, Section 7.02(f) (including the Trustee’s receipt of the security or indemnification described therein) and Section 7.07 hereof, in case an Event of Default shall occur and be continuing, the Holders of a majority in aggregate principal amount of the Notes then outstanding shall have the right to direct (which direction shall be in writing to the Trustee and the Collateral Agent) the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Agent or exercising any trust or power conferred on the Trustee or the Collateral Agent with respect to the Notes. However, the Trustee or the Collateral Agent may refuse to follow any direction that the Trustee or the Collateral Agent believes conflicts with law, this Indenture, the Notes or the Notes Security Documents, or that the Trustee or the Collateral Agent in good faith determines may be unduly prejudicial to the rights of the other Holders of the Notes or that may involve the Trustee or Collateral Agent in personal liability. The Trustee or the Collateral Agent may take any other action consistent with this Indenture relating to any such direction.

Section 6.06. Limitation on Suits.

No Holder shall have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default or the Trustee receives the notice from the Company,

(b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made written request to the Trustee to institute such proceeding as trustee, and such Holder or Holders have offered and, if requested, provided to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense, and

(c) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days of the request and the offer, and if requested, the provision of security and indemnity.

The preceding limitations shall not apply to a suit instituted by a Holder for enforcement of payment of principal of, and premium, if any, or interest on, a Note on or after the respective due dates for such payments set forth in such Note.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including Section 6.06), the right of any Holder to receive payment of principal, premium, if any, and interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee and Collateral Agent.

If an Event of Default specified in Section 6.01 (a) or (b) occurs and is continuing, each of the Trustee and the Collateral Agent is authorized to recover judgment in its own name and (i) in the case of the Trustee, as trustee of an express trust, or (ii) in the case of the Collateral Agent, as collateral agent on behalf of each of the Holders, in each case against the Company or any other obligor on the Notes for the whole amount of principal of, premium, if any, and interest then due and owing (together with interest on overdue principal and, to the extent lawful, interest) and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, and their respective agents and counsel, and any other amounts due to the Trustee or the Collateral Agent under or in connection with the Notes Security Documents and this Indenture.

Section 6.09. Trustee and Collateral Agent May File Proofs of Claim.

The Trustee and the Collateral Agent are authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Collateral Agent

(including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, and their respective agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee or the Collateral Agent, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee or the Collateral Agent any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel, and any other amounts due the Trustee or the Collateral Agent under or in connection with the Security Documents and this Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee or the Collateral Agent and their respective agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, moneys, securities and any other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise, and such Lien in favor of a predecessor Trustee or Collateral Agent shall be senior to the Lien in favor of the current Trustee or Collateral Agent. Nothing herein contained shall be deemed to authorize the Trustee or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee (including any predecessor Trustee), the Collateral Agent, any Agent, their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, fees, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent for any action taken or omitted by the Trustee or the Collateral Agent, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 shall not apply to a suit by the Trustee, a suit by the Collateral Agent, a suit by the Company, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies.

If the Trustee, the Collateral Agent or any Holder has instituted any proceedings to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Collateral Agent or to such Holder, then in every such case, subject to any determination in such proceeding, the Company, the Trustee, the Collateral Agent and any applicable Holder shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Collateral Agent and the applicable Holder shall continue as though no such proceeding had been instituted.

ARTICLE 7.

TRUSTEE

Section 7.01. Duties of Trustee.

The duties and responsibilities of the Trustee and of the Collateral Agent shall be as provided in the TIA and as set forth herein or in any Notes Security Document.

(a) If an Event of Default has occurred and is continuing, the Trustee or the Collateral Agent shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee and of the Collateral Agent shall be determined solely by the express provisions of this Indenture and each of the Trustee and the Collateral Agent need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Collateral Agent; and

(ii) in the absence of bad faith on its part, each of the Trustee and the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee or the Collateral Agent and conforming to the requirements of this Indenture. However, the Trustee or the Collateral Agent, as applicable, shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) Neither the Trustee nor the Collateral Agent may be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) neither the Trustee nor the Collateral Agent shall be liable for any error of judgment made in good faith by a Responsible Officer of such Person, unless it is proved that the Trustee or the Collateral Agent, as applicable, was negligent in ascertaining the pertinent facts; and

(iii) neither the Trustee nor the Collateral Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee or the Collateral Agent is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee or the Collateral Agent to expend or risk its own funds or incur any liability. Neither the Trustee nor the Collateral Agent shall be under any obligation to exercise any of the rights or powers under this Indenture, the Notes or the Notes Security Documents at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided, the Trustee or the Collateral Agent indemnity or security reasonably satisfactory to each of them against any loss, liability or expense.

(f) The Trustee and the Collateral Agent shall not be liable for interest on any money received except as the Trustee or the Collateral Agent may agree in writing with the Company. Money held in trust by the Trustee or the Collateral Agent need not be segregated from other funds except to the extent required by law.

(g) Notwithstanding anything in this Indenture to the contrary, in no event shall the Trustee or the Collateral Agent be responsible or liable under or in connection with this Indenture, the Notes or the Notes Security Documents for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever (including, but not limited to, lost profits), whether or not foreseeable, irrespective of whether the Trustee or the Collateral Agent has or had been advised of the possibility or likelihood of such loss or damage and regardless of the form of action in which such damages are sought.

(h) The Trustee and the Collateral Agent shall not be liable for the failure to perform their duties and obligations hereunder to the extent that such failure is found by a final nonappealable judgment of a court of competent jurisdiction to be directly caused by the failure of the Company to perform its obligations hereunder.

Section 7.02. Rights of Trustee.

Subject to TIA Section 315:

(a) Each of the Trustee and the Collateral Agent may conclusively rely upon any document (whether in its original, electronic or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. Neither the Trustee nor the Collateral Agent need investigate any fact or matter stated in any such document, but each of the Trustee and the Collateral Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee or the Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company personally or by agent or attorney.

(b) Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Collateral Agent shall be liable for any action it suffers, takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Each of the Trustee and the Collateral Agent may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(d) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(e) Neither the Trustee nor the Collateral Agent shall be deemed to have notice of any Default or Event of Default (or any cure or waiver thereof) unless a Responsible Officer of the Trustee or the Collateral Agent, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default (or cure or waiver thereof) is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from the Company or the Holders of 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default (or cure or waiver thereof), the Notes and this Indenture.

(f) Neither the Trustee nor the Collateral Agent shall be required to give any bond or surety in respect of the performance of its power and duties hereunder.

(g) No permissive right of the Trustee or the Collateral Agent to act hereunder or under any Notes Security Document shall be construed as a duty to so act;

(h) Neither the Trustee nor the Collateral Agent shall have any duty to inquire as to the performance of the Company’s covenants herein.

(i) Each of the Trustee and the Collateral Agent may execute any of its trusts or powers hereunder or perform any of its duties hereunder either directly or by or through agents or attorneys and neither the Trustee nor the Collateral Agent shall be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(j) Each of the rights, privileges, protections, immunities and benefits given to the Trustee or the Collateral Agent, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Agent in each of its capacities hereunder, and each agent and custodian of the Trustee or Collateral Agent and other Person employed by the Trustee or the Collateral Agent, to act hereunder.

(k) The Trustee or the Collateral Agent may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any persons authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.03. Individual Rights of Trustee.

Each of the Trustee and the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee or Collateral Agent, as applicable. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any Agent or the Collateral Agent may do the same with like rights and duties. The Trustee shall also be subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer.

Each of the Trustee and the Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes Security Documents or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if the Trustee shall have received notice thereof, the Trustee shall (at the expense of the Company) mail to Holders a notice of the Default or Event of Default within 90 days after it occurs unless such Default or Event of Default shall have been cured or waived, and the Trustee shall have received notice thereof. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06. Reports by Trustee to Holders.

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall (at the expense of the Company) mail to the Holders a brief report dated as of such reporting date that complies with TIA Section 313(a) (but if no event described in TIA Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA Section 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and any delisting thereof.

Section 7.07. Compensation and Indemnity.

The Company shall pay to the Trustee, the Collateral Agent and any Agent (each an “Indemnified Party”) from time to time compensation as agreed upon by such Indemnified Party and the Company, and, in the absence of any such agreement, reasonable compensation for such Indemnified Party’s acceptance of this Indenture and their respective services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse each Indemnified Party promptly upon request for all disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the compensation, disbursements and reasonable expenses of each such Indemnified Party’s agents and counsel.

The Company shall indemnify each Indemnified Party, including any predecessor Trustee or Collateral Agent (in its capacity as Trustee or Collateral Agent), and its agents, employees and directors and officers for, and shall hold each of them harmless against, any and all losses, claims, damages, penalties, fines, liabilities or expenses, including incidental and out-of-pocket expenses and reasonable attorneys’ fees (for purposes of this Article, “losses”) incurred by such Indemnified Party arising out of or in connection with the acceptance or administration of such Indemnified Party’s duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) and defending such Indemnified Party against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any power or duty hereunder, except to the extent such losses are found by a final nonappealable judgment of a court of competent jurisdiction to be attributable to such Indemnified Party’s negligence, willful misconduct or bad faith. The Indemnified Party shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Indemnified Party to so notify the Company shall not relieve the Company of its obligations under this Section 7.07. The Company shall defend the claim, and the Indemnified Party shall cooperate in the defense. Each Indemnified Party may have separate counsel if such Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Company and in the judgment of such counsel it is advisable for such Indemnified Party to engage separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss incurred by an Indemnified Party through the Indemnified Party’s own willful misconduct, negligence or bad faith.

The obligations of the Company to the Trustee and the Collateral Agent under this Indenture shall survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee or the Collateral Agent, and payment in full of the Notes through the expiration of the applicable statute of limitations.

To secure the Company’s payment obligations in this Section 7.07, each of the Trustee and the Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee or the Collateral Agent, in its capacity as such, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08. Replacement of Trustee or Collateral Agent.

A resignation or removal of the Trustee or Collateral Agent and appointment of a successor Trustee or Collateral Agent, as applicable, shall become effective only upon the successor Trustee’s or Collateral Agent’s acceptance of appointment as provided in this Section 7.08.

The Trustee or the Collateral Agent may resign in writing at any time upon 30 days’ prior notice to the Company and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee or Collateral Agent at any time by so notifying the Trustee or Collateral Agent, as applicable, and the Company in writing. The Company may by Board Resolution remove the Trustee or the Collateral Agent if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee or Collateral Agent, as applicable, is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee or Collateral Agent, as applicable, under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or the Collateral Agent, as applicable, or its property; or

(d) the Trustee or Collateral Agent becomes incapable of acting as Trustee or Collateral Agent, as applicable, hereunder.

If the Trustee or the Collateral Agent resigns or is removed or if a vacancy exists in the office of the Trustee or the Collateral Agent for any reason (the Trustee or Collateral Agent in such event being referred to herein as the retiring Trustee or Collateral Agent), the Company shall promptly appoint a successor Trustee or Collateral Agent, as applicable. Within one year after the successor Trustee or Collateral Agent takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee or Collateral Agent to replace the successor Trustee or Collateral Agent appointed by the Company.

If a successor Trustee or Collateral Agent does not take office within 30 days after the retiring Trustee or Collateral Agent, as applicable, provides notice of its resignation to the Company or is removed, the retiring Trustee or Collateral Agent, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or Collateral Agent, as applicable.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee or Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Collateral Agent and to the Company. Thereupon, the resignation or removal of the retiring Trustee or Collateral Agent shall become effective, and the successor Trustee or Collateral Agent shall have all the rights, powers and duties of the Trustee or Collateral Agent, as applicable, under this Indenture. The successor Trustee or Collateral Agent shall mail a notice of its succession to Holders. Subject to the Lien provided for in Section 7.07 hereof, the retiring Trustee or Collateral Agent shall promptly transfer all property held by it as Trustee or Collateral Agent, as applicable to the successor Trustee or Collateral Agent, as applicable; provided, however, that all sums owing to the retiring Trustee or Collateral Agent hereunder shall have been paid. Notwithstanding replacement of the retiring Trustee or Collateral Agent pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee or Collateral Agent.

In the case of an appointment hereunder of a separate or successor Trustee or Collateral Agent with respect to the Notes, the Company, any retiring Trustee or Collateral Agent and each successor or separate Trustee or Collateral Agent with respect to the Notes shall execute and deliver an Indenture supplemental hereto (1) which shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of any retiring Trustee or Collateral Agent with respect to the Notes as to which any such retiring Trustee or Collateral Agent is not retiring shall continue to be vested in such retiring Trustee or Collateral Agent and (2) that shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustee co-trustees of the same trust and that each such separate, retiring or successor Trustee shall be Trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any such other Trustee.

Section 7.09. Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or banking association, the successor corporation or banking association without any further act shall, if such successor corporation or banking association is otherwise eligible under Section 7.10 hereof, be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities, and that has a combined capital and surplus of at least $100.0 million (or a wholly owned subsidiary of a bank or trust company, or of a bank holding company, the principal subsidiary of which is a bank or trust company having a combined capital and surplus of at least $100.0 million) as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5). The Trustee is subject to TIA Section 310(b).

Section 7.11. Preferential Collection of Claims Against Company.

The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12. Other Capacities.

All references in this Indenture to the Trustee shall be deemed to refer to the Trustee in its capacity as Trustee and in its capacities as any Agent and the Collateral Agent, to the extent acting in such capacities, and every provision of this Indenture relating to the conduct or affecting the liability or offering protection, immunity or indemnity to the Trustee shall be deemed to apply with the same force and effect to the Trustee acting in its capacities as any Agent and the Collateral Agent.

Section 7.13. Force Majeure.

In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused, directly or indirectly, by forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear, environmental or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article 8.

Section 8.02. Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”) and any Guarantor shall be released from all of its obligations under its Guarantee. For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Outstanding Notes to receive solely from the trust fund described in Section 8.04, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, or interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Article 2 and Sections 4.01 and 4.02, (c) the rights, powers, trusts, duties and immunities of the Trustee and any Agent hereunder and the Company’s obligations in connection therewith and (d) this Article 8. If the Company exercises under Section 8.01 the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03. Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.08 through 4.16 and 4.18 through 4.33 hereof, and the operation of Section 5.01, with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”) and any Guarantor shall be released from all of its obligations under its Guarantee with respect to such covenants in connection with such outstanding Notes and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. If the Company exercises under Section 8.01 the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (c) through (e) and (h) through (l) of Section 6.01.

Section 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes.

The Legal Defeasance or Covenant Defeasance may be exercised only if:

(a) the Company irrevocably deposits with the Trustee, in trust (the “defeasance trust”), for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the next redemption date, as the case may be, and the Company shall specify whether the Notes are being defeased to maturity or to such particular redemption date;

(b) in the case of Legal Defeasance, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) subsequent to the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Subsidiary that is a Guarantor is a party or by which the Company or any Subsidiary that is a Guarantor is bound;

(f) the Company shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over other creditors of the Company with the intent of defeating, hindering, delaying or defrauding such other creditors; and

(g) the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05. Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any cash or non-callable U.S. Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee (which may be the certification delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Company.

The Trustee shall promptly pay to the Company after request therefor, any excess money held with respect to the Notes at such time in excess of amounts required to pay any of the Company’s Obligations then owing with respect to the Notes.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

Section 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any cash or non-callable U.S. Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such cash and securities in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the cash and securities held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee, and, if such amendment or supplement relates to any Notes Security Document, the Collateral Agent, may amend or supplement this Indenture, the Notes Security Documents or the Notes without the consent of any Holder to:

(a) cure any ambiguity, omission, defect or inconsistency;

(b) provide for the assumption by a Surviving Person of the obligations of the Company under this Indenture pursuant to Section 5.01 of this Indenture;

(c) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(d) evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or Collateral Agent pursuant to the requirements of this Indenture or the Notes Security Documents;

(e) add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company;

(f) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(g) to add additional assets as Collateral or to provide for the release of Collateral from the Liens and the Notes Security Documents, in each case, when permitted or required by any of the Notes Security Documents or this Indenture;

(h) comply with Section 4.13 of this Indenture or add any Guarantor under the Indenture;

(i) make any other change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder; or

(j) make any change to comply with any requirement of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

Notwithstanding the foregoing, in formulating its opinion in regards to this Section 9.01, the Trustee or the Collateral Agent, as applicable, is entitled to conclusively rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel.

Section 9.02. With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee, or the Collateral Agent, as applicable, may amend or supplement this Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (except a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest, on the Notes, (ii) an Event of Default specified in clause (f) or (g) of Section 6.01 hereof and (iii) in respect of a covenant or provision which under this Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

Without the consent of each Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of, or change the Stated Maturity of, any Note or alter or waive any of the provisions with respect to the redemption of the Notes;

(c) reduce the rate of, or change the time for payment of, interest, including default interest, on any Note;

(d) waive a Default or an Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in this Indenture which cannot be amended or modified without the consent of each Holder affected thereby;

(e) make any Note payable in money other than that stated in the Note;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or impair the right of any Holder to receive payment of principal of, premium, if any, and interest, if any, on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(g) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(h) reduce or waive the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under Section 3.07.

In addition, (x) any modification or amendment to, or waiver of, the provision of this Indenture or any Notes Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens, or (y) other than as expressly permitted by this Indenture, any modification or amendment to or release of the Guarantee of any Significant Subsidiary in any manner adverse to the Holders, will require consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any supplemental indenture. If a record date is fixed, the Holders on such record date, or their duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 120 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holder of each Note affected thereby to such Holder’s address appearing in the Security Register a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Section 9.03. Compliance with Trust Indenture Act.

Every supplemental indenture executed pursuant to this Article 9 shall comply with the TIA as then in effect.

Section 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion thereof that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion thereof if the Trustee, and if such waiver, supplement or amendment related to any Notes Security Document, the Collateral Agent, receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver shall become effective in accordance with its terms and thereafter shall bind every Holder.

Section 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, etc.

The Trustee and the Collateral Agent shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as the case may be. The Company may not sign an amendment or supplemental indenture until its Board of Directors (or committee serving a similar function) approves it. In executing any amended or supplemental indenture, the Trustee and the Collateral Agent shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amended or supplemental indenture is the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to customary exceptions and that such amended or supplemental indenture complies with the provisions hereof (including Section 9.03). Such Opinion of Counsel shall not be an expense of the Trustee or the Collateral Agent and shall be paid by the Company.

ARTICLE 10.

COLLATERAL AND SECURITY

Section 10.01. Security Agreement.

The due and punctual payment of the principal of, interest (including additional interest, if any) and premium, if any, on the Notes when and as the same shall be due and payable, whether on an Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (including additional interest, if any) on the Notes and performance of all other Obligations of the Company to the Holders, the Trustee or the Collateral Agent under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Notes Security Documents. The Trustee and the Company hereby acknowledge and agree that the Trustee or the Collateral Agent, as the case may be, holds the Collateral in trust for the benefit of the Trustee, the Collateral Agent and the Holders, in each case pursuant to the terms of the Notes Security Documents. Each Holder, by its acceptance of any Note, consents and agrees to the terms of the Notes Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into this Indenture and the Notes Security Documents and to perform its obligations and exercise its rights thereunder as a Secured Party in accordance therewith. The Company shall deliver to the Trustee (if it is not itself then the Collateral Agent) copies of all documents delivered to the Collateral Agent pursuant to the Notes Security Documents. The Company and each Subsidiary party thereto will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Notes Security Documents, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Notes Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company and each Subsidiary party thereto will take any and all actions reasonably required to cause the Notes Security Documents to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral (other than the Working Capital Facility Collateral securing the Notes, which shall be subject to a second priority lien), in favor of the Collateral Agent, as Secured Party, for the benefit of the Holders, superior to and prior to the rights of all third Persons, except to the extent set forth in the Intercreditor Agreement, and subject to no other Liens than Permitted Liens. If required for the purpose of meeting the legal requirements of any domestic jurisdiction in which any of the Collateral may at the time be located, the Company, the Trustee and the Collateral Agent shall have the power to appoint, and shall take all reasonable power to appoint, one or more Persons approved by the Trustee and reasonably acceptable to the Company to act as co-Collateral Agent with respect to any such Collateral, with such rights and powers limited to those deemed necessary for the Company, the Trustee or the Collateral Agent to comply with any such legal requirements with respect to such Collateral, and which rights and powers shall not be inconsistent with the provisions of this Indenture, the Notes or any Notes Security Document. The Company shall from time to time pay all reasonable financing and continuation statement recording and/or filing fees, charges and taxes relating to this Indenture, the Notes Security Documents and any amendments hereto or thereto, and any other insurance or further assurance required hereto or thereto.

Section 10.02. Filings, Recording and Opinions.

(a) The Company will comply with the provisions of TIA Sections 314(b), 314(c) and 314(d), in each case following qualification of this Indenture pursuant to the TIA and except to the extent not required as set forth in any SEC regulation or interpretation (including any no-action letter issued by the SEC, whether issued to the Company or any other Person).

(b) The Company will furnish to the Trustee and the Collateral Agent on [            ] in each year beginning with [        ], an Opinion of Counsel, dated as of such date, either: (i) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Agreement and reciting with respect to the security interest in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders, the Collateral Agent and the Trustee hereunder and under the Notes Security Documents with respect to the security interest in the Collateral; or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment, and, in each case, subject to customary assumptions and qualifications.

Section 10.03. Release of Collateral.

(a) Subject to subsections (b) and (c) of this Section 10.03, Collateral may be released from the Lien and security interest created by the Notes Security Documents at any time or from time to time in accordance with the provisions of the Notes Security Documents and this Indenture. The Trustee or Collateral Agent, as applicable, shall release any Lien against any Collateral that is sold, transferred, conveyed or otherwise disposed of pursuant to a transaction permitted under this Indenture or the Notes Security Documents. Upon the written request of the Company, the Trustee or Collateral Agent, as applicable, shall promptly execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Notes Security Documents.

(b) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee (if not then the Collateral Agent) has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of this Indenture or the Notes Security Documents will be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.

(c) The release of any Collateral from the terms of this Indenture and the Security Agreement will not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Agreement and hereof. To the extent applicable, the Company will cause TIA Section 313(b), relating to reports, and TIA Section 314(d), relating to the release of property or securities from the Lien and security interest of the Security Agreement and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Agreement, to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.

Section 10.04. Certificates of the Company.

The Company will furnish to the Trustee or the Collateral Agent, as applicable, prior to each proposed release of Collateral pursuant to the Security Agreement:

(a) all documents required by TIA Section 314(d); and

(b) an Opinion of Counsel to the effect that such accompanying documents constitute all documents required by TIA Section 314(d).

The Trustee or the Collateral Agent, as applicable, may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.

Section 10.05. Certificates of the Trustee.

In the event that the Company wishes to release Collateral in accordance with the Security Agreement and has delivered the certificates and documents required by the Security Agreement and Sections 10.01, and 10.03 hereof, the Trustee will determine whether it has received all documentation required by TIA Section 314(d) in connection with such release.

Section 10.06. Authorization of Actions to Be Taken by the Trustee or the Collateral Agent Under the Security Agreement.

Subject to the provisions of Section 7.01 and 7.02 hereof, each of the Trustee and the Collateral Agent may, in its sole discretion and without the consent of the Holders, take, on behalf of the Holders, all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Notes Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

Each of the Trustee and the Collateral Agent shall have the power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Notes Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its respective interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the respective interests of the Holders, the Trustee or the Collateral Agent).

The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral, or for the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent that such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Neither the Trustee nor the Collateral Agent shall have any responsibility for recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument, or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Notes Security Documents or otherwise.

Section 10.07. Authorization of Receipt of Funds by the Trustee or the Collateral Agent Under the Security Agreement.

The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Notes Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture. The Collateral Agent is authorized, to the extent permitted under the Intercreditor Agreement, to receive any funds distributed under the Notes Security Documents for the benefit of itself, the Trustee and the Holders, and to receive such funds for turnover to the Trustee to make further distributions of such funds to itself, the Collateral Agent and the Holders in accordance with the provisions of this Indenture.

Section 10.08. Termination of Security Interest.

Upon the payment in full of all Obligations of the Company under this Indenture and the Notes, or upon Legal Defeasance, the Trustee will, at the request of the Company, release the Liens pursuant to this Indenture and the Notes Security Documents.

Section 10.09. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Company with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Article 10; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture or the Notes Security Documents, then such powers may be exercised by the Trustee or the Collateral Agent, as the case may be.

Section 10.10. Collateral Agent.

The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture and the Notes Security Documents and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Notes Security Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, and the Notes Security Documents, together with such powers as are reasonably incidental thereto.

Notwithstanding any provision to the contrary elsewhere in this Indenture or the Notes Security Documents, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or therein, or any fiduciary relationship with any Holder, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the Notes Security Documents, or otherwise exist against the Collateral Agent. For the avoidance of doubt, the Collateral Agent shall have no duty or obligation to any Holder or any other Person to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected or insured, or has been encumbered, or that the liens granted on the Collateral pursuant to the Notes Security Documents have been properly, sufficiently or lawfully created, perfected, protected or enforced, or are entitled to any particular priority.

The Collateral Agent may consult with the counsel of its selection and the advice or opinion of such counsel as to matters of law shall constitute full and complete authorization for, and protection from liability in respect of, any action taken, omitted or suffered by it hereunder or under the Notes Security Documents in good faith and in accordance with the advice or opinion of such counsel.

The Collateral Agent shall not be liable for any action taken or not taken by it under this Indenture or the Notes Security Documents (i) with the consent or at the request of the Holders of a majority of the aggregate principal amount of the outstanding Notes or (ii) in the absence of its own gross negligence, willful misconduct or bad faith.

ARTICLE 11.

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes, as to all Notes issued hereunder, when:

(a) either:

(i) all Notes that have been previously authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the Trustee for cancellation; or

(ii) (A) all Notes that have not been previously delivered to the Trustee for cancellation, have become due and payable by their terms or have been called for redemption or will become due and payable within one year, including as a result of a redemption notice properly given pursuant to this Indenture, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not previously delivered to the Trustee for cancellation or redemption for principal, premium, if any, and interest on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be; (B) the Company has paid all other sums payable by the Company with respect to the Notes under this Indenture; (C) the Company has paid all other sums payable by the Company pursuant to Section 7.07 hereof; and (D) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at Stated Maturity or on the redemption date, as the case may be.

in the case of either clause (i) or (ii):

(x) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound; and

(y) the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent relating to the satisfaction and discharge of this Indenture have been satisfied.

Section 11.02. Deposited Cash and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 11.03, all cash and non-callable U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 11.02, the “Trustee”) pursuant to Section 11.01 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such cash and securities need not be segregated from other funds except to the extent required by law.

Section 11.03. Repayment to Company.

Any cash or non-callable U.S. Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

ARTICLE 12.

GUARANTEES

Section 12.01. Guarantees.

(a) Each Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety on a senior basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Collateral Agent and their respective successors and assigns (i) the full and punctual payment when due, subject to applicable grace periods, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company (including obligations to the Trustee and the Collateral Agent) under this Indenture, the Notes and the Notes Security Documents, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Company under this Indenture, the Notes and the Notes Security Documents, and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture, the Notes and the Notes Security Documents (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). The Guaranteed Obligations of a Guarantor will be secured by security interests in the Collateral owned by such Guarantor to the extent provided for in the Notes Security Documents and as required pursuant to Sections 4.13 and 4.18.

(b) Each Guarantor, to the extent permitted by law, waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of any Holder, the Trustee or the Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Company or any other

Person under this Indenture, the Notes, any Notes Security Document or any other agreement or otherwise; (ii) any extension or renewal of this Indenture, the Notes, any Notes Security Document or any other agreement; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, any Notes Security Document or any other agreement; (iv) the release of any security held by any Holder, the Trustee or the Collateral Agent for the Guaranteed Obligations or any Guarantor; (v) the failure of any Holder, Trustee or the Collateral Agent to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (vi) any change in the ownership of such Guarantor, except as provided in Section 12.02(b).

(c) Subject to Section 12.02(a), each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company or any other Guarantor first be used and depleted as payment of the Company’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.

(d) Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder, the Trustee or the Collateral Agent to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Article 12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

(f) Except as expressly set forth in Article 12, each Guarantor agrees that its Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Except as expressly set forth in Article 12, each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee or Collateral Agent has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee in accordance with this Indenture, forthwith pay, or cause to be paid, in cash, to the Holders, the Trustee or Collateral Agent an amount equal to the sum of (i) the unpaid principal amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by applicable law) and (iii) all other monetary obligations of the Company then due to the Holders, the Trustee and the Collateral Agent in respect of the Guaranteed Obligations.

(h) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 12.01. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under any Guarantee.

(i) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 12.01.

(j) The Guarantee set forth in this Article 12 shall not be valid or become obligatory for any purpose with respect to a Note until such Note has been duly authenticated pursuant to this Indenture.

(k) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be necessary or proper to carry out more effectively the purpose of this Indenture.

Section 12.02. Limitation on Liability and Release.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any Guarantor in respect of the obligations of such Guarantor under its Guarantee or pursuant to Section 12.01, that can be hereby guaranteed without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable Bankruptcy, Federal or State laws relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(b) A Guarantee as to any Guarantor shall terminate and be of no further force or effect and such Guarantor shall be deemed to be automatically released from all obligations under this Article 12 upon:

(i) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Subsidiary or an Affiliate of the Company), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with this Indenture, in each case other than to the Company or a Subsidiary of the Company; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Working Capital Facility and any other Indebtedness of the Company or any Subsidiary of the Company; or

(ii) the Company’s exercise of the Company’s legal defeasance option or covenant defeasance option in accordance with Section 8.01 or if the obligations of such Guarantor under this Indenture are discharged in accordance with the terms of this Indenture.

Section 12.03. No Waiver.

Neither a failure nor a delay on the part of either the Trustee, Collateral Agent or the Holders in exercising any right, power or privilege under this Article 12 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, Collateral Agent and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 12 at law, in equity, by statute or otherwise.

Section 12.04. Execution of Supplemental Indenture for Future Guarantors.

Each Person which is required to become a Guarantor after the Issue Date pursuant to Section 4.13 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit C hereto pursuant to which such Person shall become a Guarantor under this Article 12 and shall guarantee the Guaranteed Obligations.

Section 12.05. Guarantors May Consolidate, etc., on Certain Terms.

(a) Subject to Section 12.02 and the limitations set forth in this Article 12, no Guarantor will, and the Company will not permit any Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(b) (i) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof or the District of Columbia (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(ii) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other agreements in form satisfactory to the Trustee;

(iii) immediately after such transaction, no Default exists; and

(iv) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with this Indenture.

(c) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

(d) Notwithstanding clauses (a) and (b) above, any Guarantor may (i) merge, amalgamate or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Company, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating the Guarantor in the United States, any state thereof or the District of Columbia, (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or (iv) liquidate or dissolve or change its legal form if the Company determines in good faith that such action is in the best interests of the Company.

ARTICLE 13.

MISCELLANEOUS

Section 13.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the provision required by the TIA shall control.

Section 13.02. Notices.

Any notice or communication by the Company or any of its Subsidiaries or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company or any of its Subsidiaries:

Homer City Generation, L.P.

c/o GE Energy Financial Services, Inc.

800 Long Ridge Road

Stamford, CT 06927

Facsimile: 203-357-6632

With a copy to:

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Attention: Homer City Portfolio Manager

Facsimile: 203-357-2606

With a copy to:

General Electric Capital Corporation

800 Long Ridge Road

Stamford, CT 06927

Attention: General Counsel

Facsimile: 203-357-6632

If to the Trustee:

The Bank of New York Mellon

101 Barclay Street

New York, New York, 10286

Attention: Corporate Trust Division

Facsimile: 212-815-5704

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt, or, if applicable, upon satisfaction of the conditions set forth in Section 7.02(e).

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the Security Register. Any notice or communication shall also be so mailed to any Person described in TIA Section 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Collateral Agent, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 13.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or the Collateral Agent, to take any action under any provision of this Indenture, the Notes or any Notes Security Document, the Company shall furnish to the Trustee or the Collateral Agent, as the case may be:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Section 13.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314(a)(4)) shall comply with the provisions of TIA Section 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable such Person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

With respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate, certificates of public officials or reports or opinions of experts.

Section 13.06. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07. No Personal Liability of Directors, Officers, Employees, Limited Partners and Stockholders.

No past, present or future director, officer, employee, limited partner, general partner, incorporator or stockholder of the Company, any Subsidiary of the Company or the General Partner, as such, shall have any liability for any obligations of the Company or any Subsidiary of the Company under the Notes, this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

Section 13.08. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10. Successors.

All covenants and agreements of the Company and its Subsidiaries that are Guarantors in this Indenture and the Notes shall bind their respective successors. All covenants and agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 13.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.13. Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings in this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.14. Waiver of Jury Trial

EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT, AND, BY ITS ACCEPTANCE OF ANY NOTE, EACH HOLDER, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITY DOCUMENTS, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[Signatures on following page]

SIGNATURES

Dated as of [            ], 2012

COMPANY:

HOMER CITY GENERATION, L.P.

By: EFS HC GP, LLC Its General Partner

By: EFS-N Inc. Its Managing Member

By:
Name:
Title:

SIGNATURE PAGES TO THE SECURED NOTE INDENTURE

TRUSTEE AND COLLATERAL AGENT:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

SIGNATURE PAGES TO SECURED NOTE INDENTURE

i

(continued)

(continued)

(continued)

(continued)

Page
Section 13.05. Statements Required in Certificate or Opinion	71
Section 13.06. Rules by Trustee and Agents	71
Section 13.07. No Personal Liability of Directors, Officers, Employees, Limited Partners and Stockholders	71
Section 13.08. Governing Law	72
Section 13.09. No Adverse Interpretation of Other Agreements	72
Section 13.10. Successors	72
Section 13.11. Severability	72
Section 13.12. Counterpart Originals	72
Section 13.13. Table of Contents, Headings, etc.	72

EXHIBITS

Exhibit A-1	Form of 2019 Note
Exhibit A-2	Form of 2026 Note
Exhibit B	Form of Debt Service Coverage Ratio Calculation Certificate
Exhibit C	Form of Supplemental Indenture

SCHEDULES

1.01	Transaction Documents
4.04(f)(ii)	Percentage of Completion of Project
4.10	Liens and Title Exceptions on the Facilities Existing on the Issue Date
4.12(b)	Transactions or Agreements Between the Company and Affiliates of the Company In Connection with or Contemplated by the Transaction Documents

v

CROSS-REFERENCE TABLE

TIA Section Reference	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.08, 7.10
I	N.A.
311(a)	7.11
(b)	7.11
I	N.A.
312(a)	2.05
(b)	13.03
I	13.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06, 7.07
I	7.06, 13.02
(d)	7.06
314(a)	4.03, 4.04, 13.05
(b)	10.02
I	10.02
(d)	10.02, 10.03, 10.04, 10.05
(e)	13.05
315(a)	7.01, 7.02
(b)	7.05, 13.02
I	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	13.01

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

EXHIBIT A-1

(Face of 2019 Note)

8.137% Senior Secured Notes due 2019

CUSIP

No.	[$ ]

HOMER CITY GENERATION, L.P.

Homer City Generation, L.P., a Delaware limited partnership (the “Company”), for value received, promises to pay to                  or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto][of                  Dollars ($                )] on October 1, 2019.

Payment Dates: April 1 and October 1, commencing                 , 20    .

Record Dates: March 15 and September 15.

Reference is made to the further provisions of this 2019 Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this 2019 Note to be signed manually or by facsimile by its duly authorized officer.

HOMER CITY GENERATION, L.P.

	By:	EFS HC GP, LLC
Its General Partner

By: EFS-N Inc.
Its Managing Member

By:
Name:
Title:

This is one of the 2019 Notes

referred to in the

within-mentioned Indenture:

THE BANK OF NEW YORK MELLON as Trustee

By:
Authorized Signatory

Dated         , 2012

A-1-1

(Back of 2019 Note)

8.137% Senior Secured Notes due 2019

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]1

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Homer City Generation, L.P., a Delaware limited partnership (the “Company”), promises to pay interest on the principal amount of this 2019 Note at a rate per annum set forth below from [            ], 2012 until maturity. The Company shall pay interest semi-annually on April 1 and October 1 of each year, commencing on             , 20     , or if any such day is not a Business Day, on the next succeeding Business Day (each a “Payment Date”). The Company will make each interest payment to the Holder of record of this 2019 Note on the immediately preceding March 15 and September 15, commencing on March 15, 2013 (each, a “Record Date”). Interest on this 2019 Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [            ], 2012; provided, however, that if there is no existing Default in the payment of interest, and if this 2019 Note is authenticated between a record date referred to on the face hereof and the next succeeding Payment Date, interest shall accrue from such next succeeding Payment Date. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the interest rate then in effect under the Indenture and this 2019 Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

For any interest period after [            ], 2012 and through and including April 1, 2014 or such earlier date as provided in the last sentence of this paragraph (the “PIK Interest Period”), the Company may, at its option, elect to pay interest on this 2019 Note (i) entirely in cash at a rate of 8.137% per annum (the “Cash Rate”) or (ii) by issuing PIK Notes (“PIK Interest”) at a rate of 8.637% per annum provided that, if the EPC Agreement is amended or modified to delay the Guaranteed Substantial Completion Date for both Units 1 and 2 at the Facilities beyond November 29, 2014 (other than for any delay caused by the EPC Contractor as evidenced by an obligation by the EPC Contractor to pay liquidated damages under the EPC Agreement), the PIK Interest rate shall increase to 9.137% per annum, effective on the first day of the period during which such amendment or modification was made. During the PIK Interest Period, the Company must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee (and to the Holders as provided in Section 4.03(d) of the Indenture) at least 15 days prior to the beginning of each interest period stating its election. In the absence of such an election for any interest period, interest on this 2019 Note will be payable in the form of the interest payment for the prior interest period. Interest for the first period commencing on [            ], 20[ ] shall be payable in the form of [            ]. Beginning October 1, 2014, the Company will make all interest payments on this 2019 Note entirely in cash. Notwithstanding anything herein to the contrary, the payment of accrued interest in connection with any redemption of 2019 Notes pursuant to Section 3.07 or 3.08 of the Indenture shall be made solely in cash. The PIK Interest Period shall terminate if the EPC Agreement terminates, except where such termination is the result of a change in Environmental Laws following which the Facilities are operating at or above the Operating Threshold and in material compliance with Environmental Laws.

PIK Interest on this 2019 Note will be payable by issuing PIK Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Company and subject to the conditions of Section 2.02 of the Indenture, authenticate and deliver such PIK Notes for original issuance to the Holder of this 2019 Note on the relevant Record Date, as shown by the records of the Note Register. Any PIK Notes will be dated as of the applicable Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on

[1]	Applicable if this Note is represented by a Global Note registered in the name of or held by the Depositary Trust Company (“DTC”) or its nominee on the relevant record date.

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October 1, 2019 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the 2019 Notes issued on [            ], 2012. Any PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

2. Principal. The principal on this 2019 Note shall be due and payable in consecutive semi-annual installment payments on each Payment Date, commencing on October 1, 2014, and ending on the Payment Date for the final installment of principal set forth above, and each such installment of principal shall be in the amount set forth in Schedule I attached hereto in the column headed “Schedule of Scheduled Payments of Principal” with respect to the date of such installment, provided that the final installment of principal shall be equal to the then unpaid principal balance of this 2019 Note.

3. Method of Payment. The Company shall pay principal and interest due on this 2019 Note to the Persons in whose name this 2019 Note (or one or more Predecessor Notes) is registered at the close of business on the Record Date (whether or not a Business Day) next preceding the Payment Date, even if this 2019 Note is cancelled after such Record Date and on or before such Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Cash payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register, provided that [all cash payments of principal, premium, if any, and interest on, this 2019 Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof]1 [all cash payments of principal, premium, if any, and interest on, this 2019 Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)]2. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

4. Paying Agent and Registrar. Initially, The Bank of New York Mellon, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

5. Indenture. The Company issued the 2019 Notes under an Indenture dated as of [            ], 2012 (“Indenture”) between the Company, the guarantors named therein, the Trustee and the Collateral Agent. The terms of the 2019 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The 2019 Notes are subject to all such terms, and Holders are referred to the Indenture and such Trust Indenture Act for a statement of such terms. To the extent any provision of this 2019 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Holders of the 2019 Notes and holders of the Company’s 8.734% Senior Secured Notes due 2026 (the “2026 Notes”) will be treated as a single class for all purposes hereunder and under the Indenture, including without limitation, for purposes of voting, consents, waivers, amendments and redemptions. Holders of the 2019 Notes and holders of the 2026 Notes shall have no right to vote or consent as a separate class on any matter.

6.	Optional Redemption.

(a) Beginning on [            ], 2012, the Company may redeem all or any portion of the 2019 Notes, at once or over time, after giving the required notice under the Indenture. The 2019 Notes may be redeemed at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the 2019 Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Payment Date), if redeemed during the twelve-month period commencing on, as applicable, [            ], 2012 or August 2 of the years indicated below:

[2]	Applicable if this Note is represented by certificated notes.

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Year	Percentage
From [ ], 2012 through August 1, 2013	115.0%
August 2, 2013 through August 1, 2014	107.5%
August 2, 2014 through August 1, 2015	103.5%
August 2, 2015 and thereafter	100.0%

provided that, notwithstanding the foregoing, if a Delay Amendment occurs, or Substantial Completion does not occur for both Units 1 and 2 at the Facilities as a result of the termination of the EPC Agreement by the EPC Agreement Obligor, the redemption price for the 2019 Notes shall not be less than 107.5% for any period prior to Substantial Completion; and provided further that after any Delay Amendment, on and after the date that Substantial Completion for both Units 1 and 2 at the Facilities has occurred, the redemption price shall be as set forth above for the applicable periods.

(b) Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

7. Mandatory Redemption. The 2019 Notes will be subject to mandatory redemption upon the occurrence of a Recovery Event with respect to the Facilities, other than with respect to amounts received by the Company in connection with a Recovery Event for which the Company elects to restore or replace the asset or assets in respect of which such Recovery Event occurred and a Reinvestment Notice is provided to the Collateral Agent and the Trustee within 45 days of such Recovery Event (provided that, with respect to any Recovery Event of $50 million or more, the Independent Engineer shall have certified as to the reasonableness, in light of Prudent Industry Practice, of the Company’s repair and replacement plans as set forth in the Company’s Reinvestment Notice relating to such Recovery Event). Any mandatory redemption of the 2019 Notes will be without premium or penalty at a redemption price equal to the unpaid principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

8. Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose 2019 Notes are to be redeemed at its registered address. 2019 Notes in denominations larger than $100,000 may be redeemed in part but only in whole multiples of $1,000 (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof with respect to a PIK Note or a portion of a Global Note constituting PIK Interest), unless all of the 2019 Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on 2019 Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The 2019 Notes are in registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof (or, if a PIK Payment has been made, in denominations of $1.00 and integral multiples of $1.00 in excess thereof). The transfer of 2019 Notes may be registered and 2019 Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any 2019 Note or portion of a 2019 Note selected for redemption, except for the unredeemed portion of any 2019 Note being redeemed in part. Also, the Company need not exchange or register the transfer of any 2019 Notes for a period of 15 days before a selection of 2019 Notes to be redeemed or during the period between a record date and the corresponding Payment Date.

10. Persons Deemed Owners. The registered Holder of a 2019 Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. The Indenture and the Notes may be amended or supplemented as provided in the Indenture.

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12. Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power with respect to the Notes. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee, may on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default, except a continuing Default or Event of Default (1) in the payment of the principal of, premium, if any or interest, on the Notes, (2) specified in clause (f) or (g) of Section 6.01 of the Indenture and (3) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days after the occurrence of any Default, to deliver to the Trustee a statement specifying such Default.

13. Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Company and any Subsidiary to make restricted payments, to incur indebtedness, to create liens, to sell assets, to make investments, to engage in transactions with affiliates, and to consolidate, merge or sell all or substantially all of its assets. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

14. Trustee Dealings with Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

15. No Recourse Against Others. No past, present or future director, officer, employee, or limited partner, general partner, incorporator or stockholder of the Company, any Subsidiary of the Company or the General Partner, as such, shall have any liability for any obligations of the Company or any Subsidiary of the Company under the Indenture, the Notes or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Security. The Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Notes Security Documents. The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders, in each case pursuant to the Notes Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Notes Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Notes Security Documents, and to perform its obligations and exercise its rights thereunder in accordance therewith.

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The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Homer City Generation, L.P.

c/o GE Energy Financial Services, Inc.

800 Long Ridge Road

Stamford, CT 06927

20. Offer to Purchase. In connection with certain Asset Sales, the Company shall make an Asset Sale Offer as and when provided in accordance with Section 4.11 of the Indenture.

21. Governing Law. The internal law of the State of New York shall govern and be used to construe this Note and the Indenture without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

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Schedule I

SCHEDULE OF PAYMENTS OF PRINCIPAL

PRINCIPAL PAYMENT DATES	PERCENTAGE OF PRINCIPAL AMOUNT PAYABLE ON EACH PRINCIPAL PAYMENT DATE
October 1, 2014	5.17%
April 1 and October 1, 2015	6.90%
April 1 and October 1, 2016	6.90%
April 1 and October 1, 2017	8.62%
April 1 and October 1, 2018	8.62%
April 1, 2019	6.03%
October 1, 2019	26.72%

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Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                  as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global

Note, have been made:

Date of Exchange or PIK Payment	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of the Trustee or Note Custodian

*	This schedule should only be included if the Note is issued in global form.

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EXHIBIT A-2

(Face of 2026 Note)

8.734% Senior Secured Notes due 2026

CUSIP

No.	[$ ]

HOMER CITY GENERATION, L.P.

Homer City Generation, L.P., a Delaware limited partnership (the “Company”), for value received, promises to pay to                              or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto][of                              Dollars ($                            )] on October 1, 2026.

Payment Dates: April 1 and October 1, commencing                     , 20    .

Record Dates: March 15 and September 15.

Reference is made to the further provisions of this 2026 Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this 2026 Note to be signed manually or by facsimile by its duly authorized officer.

HOMER CITY GENERATION, L.P.

By:	EFS HC GP, LLC
Its General Partner

By: EFS-N Inc.
Its Managing Member

By:
Name:
Title:

This is one of the 2026 Notes

referred to in the

within-mentioned Indenture:

THE BANK OF NEW YORK MELLON as Trustee

By:
Authorized Signatory

Dated                             , 2012

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(Back of 2026 Note)

8.734% Senior Secured Notes due 2026

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]1

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Homer City Generation, L.P., a Delaware limited partnership (the “Company”), promises to pay interest on the principal amount of this 2026 Note at a rate per annum set forth below from [            ], 2012 until maturity. The Company shall pay interest semi-annually on April 1 and October 1 of each year, commencing on             , 20    , or if any such day is not a Business Day, on the next succeeding Business Day (each a “Payment Date”). The Company will make each interest payment to the Holder of record of this 2026 Note on the immediately preceding March 15 and September 15, commencing on March 15, 2013 (each, a “Record Date”). Interest on this 2026 Note shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [            ], 2012; provided, however, that if there is no existing Default in the payment of interest, and if this 2026 Note is authenticated between a record date referred to on the face hereof and the next succeeding Payment Date, interest shall accrue from such next succeeding Payment Date. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the interest rate then in effect under the Indenture and this 2026 Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods), from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

For any interest period after [            ], 2012 and through and including April 1, 2014 or such earlier date as provided in the last sentence of this paragraph (the “PIK Interest Period”), the Company may, at its option, elect to pay interest on this 2026 Note (i) entirely in cash at a rate of 8.734% per annum (the “Cash Rate”) or (ii) by issuing PIK Notes (“PIK Interest”) at a rate of 9.234% per annum provided that, if the EPC Agreement is amended or modified to delay the Guaranteed Substantial Completion Date for both Units 1 and 2 at the Facilities beyond November 29, 2014 (other than for any delay caused by the EPC Contractor as evidenced by an obligation by the EPC Contractor to pay liquidated damages under the EPC Agreement), the PIK Interest rate shall increase to 9.734% per annum, effective on the first day of the period during which such amendment or modification was made. During the PIK Interest Period, the Company must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee (and to the Holders as provided in Section 4.03(d) of the Indenture) at least 15 days prior to the beginning of each interest period stating its election. In the absence of such an election for any interest period, interest on this 2026 Note will be payable in the form of the interest payment for the prior interest period. Interest for the first period commencing on [            ], 20[ ] shall be payable in the form of [            ]. Beginning October 1, 2014, the Company will make all interest payments on this 2026 Note entirely in cash. Notwithstanding anything herein to the contrary, the payment of accrued interest in connection with any redemption of 2026 Notes pursuant to Section 3.07 or 3.08 of the Indenture shall be made solely in cash. The PIK Interest Period shall terminate if the EPC Agreement terminates, except where such termination is the result of a change in Environmental Laws following which the Facilities are operating at or above the Operating Threshold and in material compliance with Environmental Laws.

PIK Interest on this 2026 Note will be payable by issuing PIK Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Company and subject to the conditions of Section 2.02 of the Indenture, authenticate and deliver such PIK Notes for original issuance to the Holder of this 2026 Note on the relevant Record Date, as shown by the records of the Note Register. Any PIK Notes will be dated as of the applicable Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a PIK Payment will mature on

[1]	Applicable if this Note is represented by a Global Note registered in the name of or held by the Depositary Trust Company (“DTC”) or its nominee on the relevant record date.

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October 1, 2026 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the 2026 Notes issued on [            ], 2012. Any PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

2. Principal. The principal on this 2026 Note shall be due and payable in consecutive semi-annual installment payments on each Payment Date, commencing on October 1, 2014, and ending on the Payment Date for the final installment of principal set forth above, and each such installment of principal shall be in the amount set forth in Schedule I attached hereto in the column headed “Schedule of Scheduled Payments of Principal” with respect to the date of such installment, provided that the final installment of principal shall be equal to the then unpaid principal balance of this 2026 Note.

3. Method of Payment. The Company shall pay principal and interest due on this 2026 Note to the Persons in whose name this 2026 Note (or one or more Predecessor Notes) is registered at the close of business on the Record Date (whether or not a Business Day) next preceding the Payment Date, even if this 2026 Note is cancelled after such Record Date and on or before such Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Cash payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register, provided that [all cash payments of principal, premium, if any, and interest on, this 2026 Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof]1 [all cash payments of principal, premium, if any, and interest on, this 2026 Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)]2. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

4. Paying Agent and Registrar. Initially, The Bank of New York Mellon, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

5. Indenture. The Company issued the 2026 Notes under an Indenture dated as of [            ], 2012 (“Indenture”) between the Company, the guarantors named therein, the Trustee and the Collateral Agent. The terms of the 2026 Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The 2026 Notes are subject to all such terms, and Holders are referred to the Indenture and such Trust Indenture Act for a statement of such terms. To the extent any provision of this 2026 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Holders of the 2026 Notes and holders of the Company’s 8.137% Senior Secured Notes due 2019 (the “2019 Notes”) will be treated as a single class for all purposes hereunder and under the Indenture, including without limitation, for purposes of voting, consents, waivers, amendments and redemptions. Holders of the 2026 Notes and holders of the 2019 Notes shall have no right to vote or consent as a separate class on any matter.

6. Optional Redemption.

(a) Beginning on [            ], 2012, the Company may redeem all or any portion of the 2026 Notes, at once or over time, after giving the required notice under the Indenture. The 2026 Notes may be redeemed at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the 2026 Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Payment Date), if redeemed during the twelve-month period commencing on, as applicable, [            ], 2012 or August 2 of the years indicated below:

[2]	Applicable if this Note is represented by certificated notes.

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Year	Percentage
From [ ], 2012 through August 1, 2013	115.0%
August 2, 2013 through August 1, 2014	107.5%
August 2, 2014 through August 1, 2015	103.5%
August 2, 2015 and thereafter	100.0%

provided that, notwithstanding the foregoing, if a Delay Amendment occurs, or Substantial Completion does not occur for both Units 1 and 2 at the Facilities as a result of the termination of the EPC Agreement by the EPC Agreement Obligor, the redemption price for the 2026 Notes shall not be less than 107.5% for any period prior to Substantial Completion; and provided further that after any Delay Amendment, on and after the date that Substantial Completion for both Units 1 and 2 at the Facilities has occurred, the redemption price shall be as set forth above for the applicable periods.

(b) Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

7. Mandatory Redemption. The 2026 Notes will be subject to mandatory redemption upon the occurrence of a Recovery Event with respect to the Facilities, other than with respect to amounts received by the Company in connection with a Recovery Event for which the Company elects to restore or replace the asset or assets in respect of which such Recovery Event occurred and a Reinvestment Notice is provided to the Collateral Agent and the Trustee within 45 days of such Recovery Event (provided that, with respect to any Recovery Event of $50 million or more, the Independent Engineer shall have certified as to the reasonableness, in light of Prudent Industry Practice, of the Company’s repair and replacement plans as set forth in the Company’s Reinvestment Notice relating to such Recovery Event). Any mandatory redemption of the 2026 Notes will be without premium or penalty at a redemption price equal to the unpaid principal amount thereof plus accrued and unpaid interest thereon to the redemption date.

8. Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose 2026 Notes are to be redeemed at its registered address. 2026 Notes in denominations larger than $100,000 may be redeemed in part but only in whole multiples of $1,000 (or if a PIK Payment has been made, in denominations of $1.00 and any integral multiple of $1.00 in excess thereof with respect to a PIK Note or a portion of a Global Note constituting PIK Interest), unless all of the 2026 Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on 2026 Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The 2026 Notes are in registered form without coupons in denominations of $100,000 and integral multiples of $1,000 in excess thereof (or, if a PIK Payment has been made, in denominations of $1.00 and integral multiples of $1.00 in excess thereof). The transfer of 2026 Notes may be registered and 2026 Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any 2026 Note or portion of a 2026 Note selected for redemption, except for the unredeemed portion of any 2026 Note being redeemed in part. Also, the Company need not exchange or register the transfer of any 2026 Notes for a period of 15 days before a selection of 2026 Notes to be redeemed or during the period between a record date and the corresponding Payment Date.

10. Persons Deemed Owners. The registered Holder of a 2026 Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. The Indenture and the Notes may be amended or supplemented as provided in the Indenture.

A-2-4

12. Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power with respect to the Notes. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee, may on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default, except a continuing Default or Event of Default (1) in the payment of the principal of, premium, if any or interest, on the Notes, (2) specified in clause (f) or (g) of Section 6.01 of the Indenture and (3) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required within 30 days after the occurrence of any Default, to deliver to the Trustee a statement specifying such Default.

13. Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Company and any Subsidiary to make restricted payments, to incur indebtedness, to create liens, to sell assets, to make investments, to engage in transactions with affiliates, and to consolidate, merge or sell all or substantially all of its assets. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

14. Trustee Dealings with Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

15. No Recourse Against Others. No past, present or future director, officer, employee, or limited partner, general partner, incorporator or stockholder of the Company, any Subsidiary of the Company or the General Partner, as such, shall have any liability for any obligations of the Company or any Subsidiary of the Company under the Indenture, the Notes or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Security. The Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Notes Security Documents. The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders, in each case pursuant to the Notes Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Notes Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Notes Security Documents, and to perform its obligations and exercise its rights thereunder in accordance therewith.

A-2-5

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Homer City Generation, L.P.

c/o GE Energy Financial Services, Inc.

800 Long Ridge Road

Stamford, CT 06927

20. Offer to Purchase. In connection with certain Asset Sales, the Company shall make an Asset Sale Offer as and when provided in accordance with Section 4.11 of the Indenture.

21. Governing Law. The internal law of the State of New York shall govern and be used to construe this Note and the Indenture without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

A-2-6

Schedule I

SCHEDULE OF PAYMENTS OF PRINCIPAL

PRINCIPAL PAYMENT DATES	PERCENTAGE OF PRINCIPAL AMOUNT PAYABLE ON EACH PRINCIPAL PAYMENT DATE
October 1, 2014	1.71%
April 1 and October 1, 2015	2.27%
April 1 and October 1, 2016	2.27%
April 1 and October 1, 2017	2.27%
April 1 and October 1, 2018	2.27%
April 1 and October 1, 2019	2.84%
April 1 and October 1, 2020	3.98%
April 1 and October 1, 2021	3.98%
April 1 and October 1, 2022	3.98%
April 1 and October 1, 2023	4.55%
April 1 and October 1, 2024	4.55%
April 1 and October 1, 2025	5.69%
April 1, 2026	7.06%
October 1, 2026	13.89%

A-2-7

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                     as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

A-2-8

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange or PIK Payment	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of the Trustee or Note Custodian

*	This schedule should only be included if the Note is issued in global form.

A-2-9

EXHIBIT B

FORM OF DEBT SERVICE COVERAGE RATIO AND NET CASH FLOW CALCULATION CERTIFICATE

Date:             , 20__

This Certificate (this “Certificate”) is delivered by HOMER CITY GENERATION, L.P., a Delaware limited partnership (the “Company”), pursuant to Section 4.03(a)(ii) of that certain Indenture, dated as of [            ], 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Indenture”), between the Company, the guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”). Capitalized terms used herein without definition are used as defined in the Indenture.

The officer executing this Certificate is an Officer of the Company and as such is duly authorized to execute and deliver this Certificate on behalf of the Company. By executing this Certificate, such Officer hereby certifies to the Trustee, on behalf of the Company, that Schedule I hereto sets forth a true and correct calculation of the Debt Service Coverage Ratio and Net Cash Flow.

* * * * * * *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

B-1

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by one of its Officers this              day of             , 20__.

HOMER CITY GENERATION, L.P.

By: EFS HC GP, LLC
Its General Partner

By: EFS-N Inc.
Its Managing Member

By:
Name:
Title:

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

Schedule I to

Debt Service Coverage Ratio and Net Cash Flow Calculation Certificate

Debt Service Coverage Ratio is calculated as follows:

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [            ] [__], 20[__], among HOMER CITY GENERATION, L.P., a Delaware limited partnership (the “Company”), [            ] (the “Guaranteeing Subsidiary”), a subsidiary of the Company, and The Bank of New York Mellon, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, [each of] the Company [and the Guarantors (as defined in the Indenture referred to below)] has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [            ], 2012, providing for the issuance of Senior Secured Notes due 2019 and Senior Secured Notes due 2026 (collectively, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 12 thereof.

3. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

4. Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7. Trustee Makes No Representation. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

C-1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

HOMER CITY GENERATION, L.P.

By: EFS HC GP, LLC
Its General Partner

By: EFS-N Inc.
Its Managing Member

By:
Name:
Title:

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee and Collateral Agent

By:
Name:
Title:

C-2

Schedule 1.01—Transaction Documents

1)	Master Transaction Agreement, dated as of [ ], 2012, by and between EME Homer City Generation L.P. and Homer City Generation, L.P., including those agreements identified therein that will be assumed in connection with the Restructuring.

2)	Consent, Termination and Release Agreement, dated as of [ ], 2012, among EME Homer City Generation L.P., Homer City OL1 LLC, Homer City OL2 LLC, Homer City OL3 LLC, Homer City OL4 LLC, Homer City OL5 LLC, Homer City OL6 LLC, Homer City OL7 LLC, Homer City OL8 LLC, EFS-N, INC., General Electric Capital Corporation, Metropolitan Life Insurance Company, Homer City Funding LLC, The Bank of New York Mellon, Homer City Generation, L.P., Edison Mission Energy, Edison Mission Marketing & Trading, Inc., Edison Missing Finance Co., Mission Energy Westside Inc., Chestnut Ridge Energy Company and Wilmington Trust Company, N.A.

3)	Assignment Agreement, dated as of [ ], 2012 between EME Homer City Generation L.P. and Homer City Generation, L.P.

4)	Bill of Sale, dated as of [ ], 2012 by EME Homer City Generation L.P. in favor of Homer City Generation, L.P.

5)	Assignment and Assumption Agreement, dated as of [ ], 2012, between Edison Mission Marketing & Trading, Inc. and Homer City Generation, L.P.

6)	Special Warranty Deed, dated as of [ ], 2012, between EME Homer City Generation L.P. and Homer City Generation, L.P.

7)	Transition Services Agreement, dated as of [ ], 2012, between EME Homer City Generation L.P. and Homer City Generation, L.P.

8)	Implementation Agreement, dated as of March 29, 2012, between EME Homer City Generation L.P. and General Electric Capital Corporation.

9)	Easement, License and Attachment Agreement, dated as of March 18, 1999, between EME Homer City Generation L.P., Pennsylvania Electric Company and New York State Electric & Gas Corporation.

10)	Agreement, dated January 1, 2008 – December 31, 2012, between EME Homer City Generation L.P. and Local Union 459 of the International Brotherhood of Electrical Workers.[5]

11)	Indemnification Agreement, dated as of [ ], 2012, between [ ] and EME Homer City Generation L.P. and Homer City Generation, L.P.

12)	EMMT Services Agreement (or similar agreement for energy management, fuel procurement and power marketing), dated as of [ ], 2012, between Edison Mission Marketing & Trading, Inc. and Homer City Generation, L.P.

13)

Interconnection Agreement, dated as of August 1, 1998, by and among Pennsylvania Electric Company, New York State Electric & Gas Corporation and Mission Energy Westside, Inc., as assigned to EME Homer City Generation L.P. by the Assignment Agreement, dated as of November 6, 1998, between Mission Energy Westside, Inc. and EME Homer City Generation L.P.[6]

14)	Turnkey Engineering, Procurement and Construction Agreement, dated as of April 2, 2012, between EFS Homer City, LLC and Kiewit Power Constructors Co.

[5]	MTA provides for either assumption of agreement by Facilities’ operator or for entry into a new collective bargaining agreement.
[6]	MTA provides for either existing agreement to be assigned to Homer City Generation, L.P. or for entry into a new interconnection agreement.

15)	Operation and Maintenance Agreement, dated as of [ ], 2012, between NRG Homer City Services LLC and Homer City Generation, L.P.

16)	Assignment and Assumption Agreement, dated as of [ ], 2012, between EME Homer City Generation L.P. and Homer City Generation, L.P.

17)	Management Services Agreement, dated [ ], 2012, between Homer City Generation, L.P. and [GE AFFILIATE].

18)	Transfer Entitlement Agreement, dated as of June 11, 2010, between New York State Electric & Gas Corporation and Edison Mission Marketing & Trading, Inc.[7]

19)	Plan of Reorganization of Homer City Funding LLC Pursuant to Chapter 11 of the Bankruptcy Code, dated as of [ ], 2012.

20)	Order Confirming the Plan of Reorganization of Homer City Funding LLC, dated [ ], 2012.

21)	Amended and Restated Limited Partnership Agreement of Homer City Generation, L.P., dated as of [ ], 2012, by and among EFS HC GP, LLC , as general partner and the limited partners listed on the signature pages thereto.

22)	Collateral Assignment of Rights under the Turnkey Engineering, Procurement and Construction Agreement, dated as of [ ], 2012, by EFS Homer City, LLC and Homer City Generation, L.P. in favor of The Bank of New York Mellon, as collateral agent.

23)	Intercreditor Agreement, dated as of [ ], 2012, by and between General Electric Capital Corporation and The Bank of New York Mellon, as trustee.

24)	Open-End Mortgage, Security Agreement, Assignment of Rents and Fixture Filing, dated as of [ ], 2012, from Homer City Generation, L.P. to The Bank of New York Mellon.

25)	Indenture, dated as of [ ], 2012 between Homer City Generation, L.P. and The Bank of New York Mellon, as trustee and collateral agent.

26)	Security Agreement, dated as of [ ], 2012, between Homer City Generation, L.P. and The Bank of New York Mellon, as collateral agent.

27)	Uncommitted Revolving Credit Agreement, dated as of [ ], 2012, among Homer City Generation, L.P., as borrower, the several Lenders from time to time parties thereto and General Electric Capital Corporation, as agent.

28)	Security Agreement, dated as of [ ], 2012, between Homer City Generation, L.P. and General Electric Capital Corporation, as agent.

[7]	MTA provides for either existing agreement to be assigned to Homer City Generation, L.P. or for entry into a new transfer entitlement agreement.

Schedule 4.04(f)(ii)—Percentage of Completion of Project

The following table presents the percentage of construction completion of the Project on a monthly basis:

Percentage of Completion of Project on a Monthly Basis
October 2012	35.59%
November 2012	41.49%
December 2012	47.30%
January 2013	52.46%
February 2013	57.98%
March 2013	62.89%
April 2013	67.91%
May 2013	73.10%
June 2013	78.50%
July 2013	82.96%
August 2013	86.12%
September 2013	88.20%
October 2013	90.32%
November 2013	91.82%
December 2013	94.06%
January 2014	95.36%
February 2014	96.62%
March 2014	97.86%
April 2014	98.94%
May 2014	99.44%
June 2014	98.81%
July 2014	99.92%
August 2014	100%

The following table presents the percentage of construction completion of the Project on a quarterly basis:

Percentage of Completion of Project on a Quarterly Basis
December 31, 2012	47.30%
March 31, 2013	62.89%
June 30, 2013	78.50%
September 30, 2013	88.20%
December 31, 2013	94.06%
March 31, 2014	97.86%
June 30, 2014	98.81%
August 31, 2014	100%

Schedule 4.10—Liens and Title Exceptions as of the Issue Date

UCC financing statements set forth below filed against EME Homer City Generation L.P. with the Secretary of the Commonwealth of Pennsylvania [as of August 23, 2012]8 that will remain in effect upon confirmation of the Plan of Reorganization of Homer City Funding LLC:

Jurisdiction	UCC Filing No.	File Date	Type	Secured Party	Collateral Description
PA	2006112201055	11/22/2006	UCC-1	VFS Leasing Co.	2006 Volvo A40D Hauler with standard attachments, parts, accessories…This is a precautionary filing.

PA	2011102605935	10/26/2011	UCC-3 Continuation	VFS Leasing Co.	Continuation of #2006112201055

PA	2008020508010	2/05/2008	UCC-1	Varilease Finance, Inc.	All of the equipment and personal property, all modifications, additions, replacements, substitutions,… leased or be leased to Lessee pursuant to Schedule to Master Lease agreement. This filing is a precautionary filing.

PA	2008022804351	2/282008	UCC-3 Assignment	Varilease Finance, Inc.	Assignment of #2008020508010 to Somerset Leasing Corp. VII

PA Secretary of State	2008032005068	3/20/2008	UCC-1	American Agip Co., Inc.	Various lubrication handling equipment, - 2 vertical tanks, metal tote, 2 fill caps

PA	2009020903402	2/09/2009	UCC-1	VFS Leasing Co.	2009 Volvo with all parts, accessories, attachments, substitutions, repairs. This is a precautionary filing.

PA	2010061601682	6/16/2010	UCC-1	Caterpillar Financial Services Corporation	One (1) Caterpillar track-type tractor, and substitutions, replacements, additions, accessions, proceeds.

PA	2010071205343	7/12/2010	UCC-1	Caterpillar Financial Services Corporation	One (1) Caterpillar track-type tractor, and substitutions, replacements, additions, accessions, proceeds.

[8]	This Schedule 1.1(d) will be updated with the results of bring down searches ordered prior to signing.

Jurisdiction	UCC Filing No.	File Date	Type	Secured Party	Collateral Description
PA	2011040407598	4/04/2011	UCC-1	VFI- SPV V Corp.	All or equipment, software, personal property pursuant to terms & conditions of Master Lease agreement, this is a precautionary filing..

PA	2011071107347	7/11/2011	UCC-3 Assignment	Republic Bank, Inc.	Assignment of #2011040407598

PA	2011080407089	8/04/2011	UCC-3 Assignment	Somerset Capital Group, Ltd.	Assignment of #2011040407598

PA	2011080807188	8/08/2011	UCC-3 Assignment	Somerset Leasing Corp I	Assignment of #2011040407598

Title Exceptions

All exceptions to title set forth in Schedule B-2 in the following9:

1) Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-I-Plant, dated June 19, 2012;

2) Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-A-Reservoir, dated June 19, 2012;

3) Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-D-Wright, dated June 19, 2012;

4) Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-E-CCW, dated June 19, 2012;

5) Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-G-Coral, dated June 19, 2012;

6) Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-H-Senate, dated June 19, 2012;

7) Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-C-Steffee, dated June 19, 2012;

8) Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-B-Kuzemczak, dated June 19, 2012; and

9) Chicago Title Insurance Company, Commitment for Title Insurance, numbered 120672PIT-F-Tanoma, dated June 19, 2012.

[9]

Note: Title policies and exception documents remain under review by CWT, but exceptions 1 and 3 in Schedule B-2 must be removed and exception 2 in Schedule B-2 must be revised to limit the exception to specifically identified tenants or other occupants.

Real Property Leases

1)	Lease Agreement between MWM Real Estate LP and EME Homer City Generation, L.P., dated July 9, 2009, as amended

2)	Lease, dated January 26, 2010, between EME Homer City Generation L.P. and Coral Energy Services, LLC

3)	Lease, dated January 1, 2010, between EME Homer City Generation L.P. and Alabama Farmers Cooperative, Inc., as assigned to Bonnie Plants, Inc.[10], as amended December 15, 2011

4)	Construction and Access Agreement, dated December 21, 2004, between EME Homer City Generation L.P. and Buffalo and Pittsburgh Railroad, Inc., as amended September __, 2005

5)	License Agreement, dated April 16, 2007, between EME Homer City Generation L.P. and Fabin Brothers Farms

6)	License Agreement, dated February 14, 2007, between EME Homer City Generation L.P. and Two Lick Lake Recreation Association, as amended December 22, 2011

7)	License Agreement, dated April 16, 2007, between EME Homer City Generation L.P. and Brookside Dairy

8)	License Agreement, dated April 16, 2007, between EME Homer City Generation L.P. and Gaston Farms

9)	License Agreement, dated March 30, 2007, between EME Homer City Generation L.P. and Neal Dairy Farm, as amended September 23, 2009

10)	Access Agreement, dated December 28, 2011, between Hyundai Heavy Industries and EME Homer City Generation L.P.

11)	Pipeline Right-of-Way Option, dated February 17, 2012, between EME Homer City Generation L.P. and CNX Gas Company LLC

12)	Access Agreement, dated February 22, 2012, between EME Homer City Generation L.P. and Seitel, Inc.

Oil, Gas & Mineral Agreements

1)	Amended & Restated Oil & Gas Lease Agreement, dated April 19, 2007, by and between EME Homer City Generation L.P. and Linn Energy Holdings, LLC, recorded at Instrument No. 2008-187863 in the Office of the Recorder of Deeds, Indiana County, Pennsylvania.

2)	First Amendment to that Certain Amended & Restated Oil and Gas Lease, dated July 1, 2009, by and between EME Homer City Generation L.P. and XTO Energy Inc. (successor-in-interest to Linn Energy Holdings, LLC), recorded at Instrument No. 2011-224847 in the Office of the Recorder of Deeds, Indiana County, Pennsylvania.

3)	Ratification and Amendment of Oil and Gas Lease, dated December 2, 2011, by and among EME Homer City Generation L.P., XTO Energy Inc. and Homer City Property Holdings Inc., recorded at Instrument No. 2011-226139 in the Office of the Recorder of Deeds, Indiana County, Pennsylvania.

[10]

Bonnie Plants, Inc. is successor in interest to the lease with Alabama Farmers Cooperative, Inc., which supersedes the leases with Fernlea Nurseries, Inc., William M. Gosnell t/a Gosnell’s Gardens, and Yoder Brothers, Inc.

Schedule 4.12(b)—Transactions or Agreements Between the Company and Affiliates of the Company in

Connection with or Contemplated by the Transaction Documents Pursuant to Section 4.12(a)(vi)

1)	Management Services Agreement, dated as of [ ], 2012, between [GE AFFILIATE] and Homer City Generation, L.P.

2)	The reimbursement of fees and expenses paid by General Electric Capital Corporation or its Affiliates as described in Sections 2.2 and 2.5 of the Plan of Reorganization of Homer City Funding, LLC in an amount not to exceed $17 million.